As filed with the Securities and Exchange Commission on May 3, 2006

REGISTRATION NO. 333-133528

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
(Amendment No. 1)

NATUREWELL INCORPORATED
(Exact Name of Registrant as Specified in Its Charter)

California (State or Jurisdiction of Incorporation or Organization)	2834 (Primary Standard Industrial Classification Code Number)	94-2901715 (IRS Employer Identification Number)

NATUREWELL
110 WEST C STREET, SUITE 1300
SAN DIEGO, CALIFORNIA 92101
(619) 234-0222
(Address, Including Zip Code, and Telephone Number, Including Area Code,
of Registrant's Principal Executive Offices)

JAMES R. ARABIA
PRESIDENT & CHIEF EXECUTIVE OFFICER
NATUREWELL
110 WEST C STREET, SUITE 1300
SAN DIEGO, CALIFORNIA 92101
(619) 234-0222
(Address, Including Zip Code, and Telephone Number, Including Area Code,
of Agent for Services)

WITH A COPY TO:
DARRIN OCASIO, ESQ.
SICHENZIA ROSS FRIEDMAN FERENCE LLP
1065 AVENUE OF THE AMERICAS, SUITE 2100
NEW YORK, NEW YORK 10018
TELEPHONE: (212) 930-9700
FACSIMILE: (212) 930-9725

Approximate date of proposed sale to public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| _________

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| ______________

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| ______________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price (1)	Amount Of Registration Fee
Common Stock, $.00001 par value(2)	2,000,000,000 Shares	$0.003	$6,000,000	$642.00
Total	2,000,000,000 Shares	$0.003	$6,000,000	$642.00

(1)

Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 based on the average of the high and the low prices of registrant's common stock reported on The Over the Counter Bulletin Board on April 17, 2006.

(2)	Represents shares issuable upon sales under the Investment Agreement.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

SUBJECT TO COMPLETION, DATED MAY 3, 2006
PROSPECTUS
NATUREWELL INCORPORATED
2,000,000,000 SHARES OF COMMON STOCK

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

This prospectus relates to the resale of up to 2,000,000,000 shares of common stock by the selling stockholders named in this prospectus. The total number of shares sold herewith includes the following shares owned by or to be issued to the selling stockholders:

  •      up to 2,000,000,000 shares of common stock issuable pursuant to a "put right" under the Investment Agreement, also referred to as an Equity Line of Credit, with Dutchess Private Equities Fund II, LP ("Dutchess");

A "put right" permits us to require Dutchess to buy shares of our common stock pursuant to the terms of the Investment Agreement. That Investment Agreement permits us to "put" up to an aggregate of approximately $10,000,000 in shares of our common stock to Dutchess. Dutchess will pay us 95% of the lowest closing Best Bid price (highest posted bid price) of our common stock during the five trading day period immediately following the date of our notice to them of our election to put shares pursuant to the Equity Line of Credit.

With the exception of Dutchess, which is an "underwriter" within the meaning of the Securities Act of 1933, no other underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering.

We are not selling any shares of common stock in this offering and therefore we will not receive any proceeds from the resale of our common stock by the selling stockholders. However, we will receive the exercise price of any common stock we issue to the selling stockholders upon exercise of the warrants.

The selling stockholders may offer for resale the shares covered by this prospectus from time to time directly to purchasers or through underwriters, broker-dealers or agents, in public or private transactions, at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

Our common stock is quoted on the Over The Counter Bulletin Board under the symbol "NAWL." The last reported sale price of our common stock on April 17, 2006, was $0.003 per share.

You should read this prospectus carefully before you invest.

INVESTING IN THESE SECURITIES INVOLVES SIGNIFICANT RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 3.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Subject to completion, the date of this prospectus is __________, 2006.

TABLE OF CONTENTS

PROSPECTUS SUMMARY
RISK FACTORS
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS
DESCRIPTION OF BUSINESS
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS	F-1
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION
MANAGEMENT
EXECUTIVE COMPENSATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
DESCRIPTION OF SECURITIES
LEGAL PROCEEDINGS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INFORMATION NOT REQUIRED IN PROSPECTUS
INDEMNIFICATION OF OFFICERS AND DIRECTORS
OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
RECENT SALES OF UNREGISTERED SECURITIES
EXHIBITS
UNDERTAKINGS

PROSPECTUS SUMMARY

YOU SHOULD READ THIS SUMMARY TOGETHER WITH THE ENTIRE PROSPECTUS, INCLUDING THE MORE DETAILED INFORMATION IN OUR CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES APPEARING ELSEWHERE IN THIS PROSPECTUS.

NATUREWELL INCORPORATED

We are incorporated under the laws of Delaware. Our corporate headquarters are located at 110 West C Street, Suite 1300, San Diego, California 92101. Our telephone number is (619) 234-0222.

RISK FACTORS

BEFORE DECIDING WHETHER TO INVEST IN OUR COMMON STOCK, YOU SHOULD UNDERSTAND THE HIGH DEGREE OF RISK INVOLVED. YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW AND THE OTHER INFORMATION IN THIS PROSPECTUS, INCLUDING OUR HISTORICAL CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES. OUR MOST SIGNIFICANT RISKS AND UNCERTAINTIES ARE DESCRIBED BELOW. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS COULD SUFFER. AS A RESULT, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE AND YOU COULD LOSE PART OR ALL OF YOUR INVESTMENT. THE RISKS DISCUSSED BELOW ALSO INCLUDE FORWARD-LOOKING STATEMENTS, AND OUR ACTUAL RESULTS MAY DIFFER SUBSTANTIALLY FROM THOSE DISCUSSED IN THESE FORWARD-LOOKING STATEMENTS.

We Have a Limited Operating History and Have Incurred Operating Losses Since Inception. As a Result, We May Never Become Profitable.

We have a limited operating history upon which an investor can evaluate our potential for future success. We have generated an accumulated deficit of approximately $23.9 million through December 31, 2005. Although we commenced sales of our migraine product on a national level during the month of September 2001, sales have been limited to date. As a result, there is limited historical financial data upon which an investor can make an evaluation of our performance or make a decision regarding an investment in shares of its common stock.

Our business is subject to all the problems, expenses, delays, and risks inherent in the establishment of a new business enterprise, including but not limited to the following:

•	limited capital;
•	delays in product development;
•	possible cost overruns due to price increases in raw product;
•	unforeseen difficulties in the Company's manufacturing processes;
•	risks associated with obtaining governmental approval or failing to comply with governmental regulation with respect to the Company's business;
•	uncertain market acceptance; and
•	the absence of an operating history.

Therefore, the Company may never achieve or maintain profitable operations and the Company may encounter unforeseen difficulties that may deplete its capital resources more rapidly than anticipated.

We May Be Unable To Manage Our Growth.

We plan to experience growth from the sale of our products. Such growth, if realized, could place a significant strain on the Company's management, financial, operating and technical resources. Failure to manage growth effectively could have a material adverse effect on the Company's financial condition or results of operations. Additionally, although the Company presently has no plans to acquire any "companies or assets of a material amount," should the Company decide to adopt acquisition plans as part of a future growth strategy, no assurance can be given that the Company can effectively integrate such acquired operations or assets with its own operations. The Company may also seek to finance any such future acquisition by debt financing or issuance of equity securities and there can be no assurance that any such financing will be available at acceptable terms or at all.

We Face Extensive Government Regulation.

The manufacturing, processing, formulating, packaging, labeling and advertising of the Company's products are subject to regulation by one or more federal agencies, including the United States Food and Drug Administration, the Federal Trade Commission and the Consumer Product Safety Commission. The Company's activities are also regulated by various state and local governmental agencies in the states where the Company distributes its products and in which the Company's products are sold. Although the Company believes that it is in compliance with all existing regulations, the Company remains subject to the risk that, in one or more of its present or future markets, its products or marketing systems could be found not to be in compliance with applicable laws or regulations.

In addition, the Company is unable to predict whether it will be able to comply with any new legislation or regulations or amendments to legislation and regulations that may be enacted in the future. New laws or regulations could require the reformulation of certain products to meet new standards, the recall or discontinuance of certain products not capable of reformulation, additional record keeping, expanded documentation of the properties of certain products, expanded or different labeling, and/or scientific substantiation. Failure by the Company to comply timely with all laws and regulations applicable to its products could have a material adverse effect on its business, operations, and financial condition.

We Do Not Carry Product Liability Insurance Even Though We Are Subject to Product Liability Claims.

The Company, like other retailers, distributors and manufacturers of products that are ingested, faces the inherent risk of exposure to product liability claims in the event that the use of its products results or is believed to result in injury. However, we currently do not carry product liability insurance. Pending the outcome of the Company's capital raising efforts, and testing of its new marketing strategy, insurance coverage will be evaluated in amounts that management believes is adequate to cover the risks it faces in the industry in which it competes. There can be no assurance, however, that the Company can afford such insurance coverage or that such insurance coverage will be adequate to cover all losses, which the Company may incur in future periods or that coverage will be available for all of the types of claims the Company faces or may face. We cannot assure the safety or effectiveness of our products.

We Face Intense Competition From Competitors With Far Greater Market Share, Market Recognition, and Financial Resources.

The business of designing, marketing, and selling products for the treatment and/or prevention of migraine is highly competitive. Numerous manufacturers, distributors, and retailers compete actively for customers, including a number of international pharmaceutical companies with vast financial resources. Many of the Company's competitors are substantially larger than the Company and have greater market share, market recognition, and financial resources.

The prescription drug market for migraines is led by GlaxoSmithKline with Imitrex ® , a Triptan drug indicated for the acute treatment of migraine. Excedrin Migraine ® , manufactured by Novartis, dominates the over-the-counter market. Virtually all prescription and over-the-counter allopathic drugs are manufactured, marketed and distributed by large international pharmaceutical companies with substantial resources and thus command a majority of market share and acceptance. Competing brands and their manufacturers include the following:

A. PRESCRIPTION DRUGS

I. Triptans:
•	Imitrex ® [A] - GlaxoSmithKline
•	Zomig ® [A] - AstraZeneca
•	Relpax ® [A] - Pfizer
•	Axert ® [A] - Ortho-McNeil
•	Amerge ® [A] - GlaxoSmithKine
•	Maxalt ® [A] - Merck
•	Migranal ® [A] - Valeant Pharmaceuticals

II. Anticonvulsants:
•	Topamax ® [P] - OrthoMcNeil Neurologics, Inc.

B. OVER-THE-COUNTER DRUGS

I. Analgesics:
•	Excedrin Migraine ® [A] - Novartis
•	Midrin ® [A] - Women First HealthCare, Inc.

II. NSAID's:
•	Advil Migraine ® [A] - Wyeth Consumer Healthcare
•	Motrin Migraine ® [A] - McNeil Consumer and Specialty Pharmaceuticals

[A] - Abortive treatment of migraine.
[P] - Prophylactic treatment of migraine (prevention).

The products listed above have resources placed behind marketing and product awareness campaigns that are far greater than the amount of resources available to the Company to support similar efforts for its migraine product. Additionally, such products are generally supported by substantial testing and scientific validation of their efficacy which may be viewed by consumers as superior to the limited data accumulated by the Company to support the efficacy of its migraine product.

The Company also competes with other manufacturers that market natural over-the-counter products for migraines. Typically these competitors are small private companies for which the Company has little data or information. The limited amount of data about such competitors and the market share that they control makes it very difficult to analyze which types of marketing efforts and initiatives have proven successful for these competitors. As such, the Company will have to engage in marketing efforts that are largely untested and speculative as to their effectiveness.

The market for other products that the Company would like to introduce in the future will also be very highly competitive and dominated by many of the same competitors and challenges that the Company faces for its migraine product. Because the Company's ability to reach profitability and remain competitive depends in part upon the successful introduction of new products, the challenges of competitors having vastly greater resources, market share, proven marketing techniques and products with demonstrated efficacy make the future success of the Company a difficult task, which there can be no assurance is achievable.

We Depend Upon A Single Product and a Limited Customer Base.

The Company has only one product that it is currently attempting to distribute nationally, a homeopathic drug called MIGRASPRAY which is used for the treatment and prevention of migraine headaches. The Company's sales depend exclusively on the MIGRASPRAY product, creating a risk of concentration associated with the sale of a single product and limited customer base. The loss of this single product market could cause severe damage to the Company's financial future. The Company has no customers that represent greater than 5% of gross revenues. As a result, the Company has no large customers upon which it can rely for sales of its product.

Sales of Our Migraine Relief Product, MIGRASPRAY, Have Been Limited Due To Our Limited Marketing Budget. As a Result, MIGRASPRAY May Never Gain Market Acceptance.

We are attempting to market our migraine relief product nationally. However, as a result of capital constraints, the national marketing of MIGRASPRAY has been very limited, and the Company has experienced minimal sales to date.

There can be no assurance that we will obtain the funds necessary to successfully market MIGRASPRAY. Even if we were to obtain the funds necessary to successfully market MIGRASPRAY, there is no assurance that sales of MIGRASPRAY would increase.

Our Success Depends In Part Upon the Development Of New Products, Which May Never Materialize.

The Company is in various stages of development on a number of products. A substantial part of the Company's future growth strategy depends upon the development of new products. However, there can be no assurance that such new products will be developed timely and within budget or if developed will meet with market acceptance. Any new products developed by the Company likely will face competition from numerous larger manufacturers whose resources are substantially greater than those of the Company and whose market presence may make it difficult or uneconomic for the Company to introduce new products against such competition. The market for natural remedies, treatments and dietary supplements is highly sensitive to the introduction of new products that may rapidly capture a significant share of the market. As a result, the Company's ability to remain competitive depends in part upon the successful introduction of new products.

Inflation May Harm Our Financial Results.

Inflation affects the cost of raw materials, goods, and services we use. In recent years, inflation has been modest. If inflation were to increase, the competitive environment in the over the counter drug market limits our ability of the Company to recover higher costs resulting from inflation by raising prices of our products.

We Depend Upon Our Key Personnel.

The Company is dependent on the efforts and abilities of certain of its senior management, particularly James Arabia, its Chief Executive Officer and Chief Financial Officer. As an accommodation to the Company, much of key management (as well as the outside directors on the board of directors) have accepted securities issued by the Company in lieu of cash compensation for their services, including Mr. Arabia. The interruption of the services of such key management (or outside directors), especially in light of their willingness to accept forms of compensation other than cash, could have a material adverse effect on the Company's operations, profits and future development, if suitable replacements are not promptly obtained. In addition, the Company's success depends, in part, upon its ability to attract and retain other talented personnel. There can be no assurance that the Company will be able to attract and retain such personnel necessary for the development of the business of the Company.

We Have Limited Intellectual Property Rights. We May Not Be Able to Commercialize our Products Under Development If They Infringe Existing Patents or Patents That Have Not Yet Issued.

The Company's patents and trademarks are valuable assets, which are very important to the marketing and national distribution of its products. The Company holds trademarks for NatureWell, MigraSpray, Allerspray and MigraDaily and also holds two patents with the United States Patent and Trademark Office; "Therapeutic Nasal Spray Administered Composition Containing Feverfew" (patent # 6103218) and "Compositions and Methods for the Treatment of Aches and Pains" (patent # 6770263 B1). The Company intends to file additional patent applications, where appropriate, to protect technology, inventions and improvements that are considered important to the development of its business. The Company also relies upon trade secrets, know-how, continuing technological innovation, and licensing opportunities to develop and maintain its competitive position.

Consequently, even though the Company may pursue patent applications with the United States and foreign patent offices, the Company does not know whether any applications will result in the issuance of patents or whether any issued patents will provide significant proprietary protection or will be circumvented or invalidated. Since patent applications in the United States are maintained in secrecy until patents are issued, and publication of discoveries in the scientific or patent literature tend to lag behind actual discoveries, the Company cannot be certain that it was the original creator of inventions which may be covered by patent application or that it was the first to file patent applications for such inventions.

There can be no assurance that a court of competent jurisdiction would hold the Company's patents valid. Moreover, to determine priority of invention, the Company may have to participate in interference proceedings declared by the United States Patent and Trademark Office ("PTO") or opposition proceedings before an equivalent foreign agency, which could result in substantial cost to the Company. There can be no assurance that the patent applications will result in patents being used or issued, nor that if issued, the patents will afford protection against competitors with similar technologies; nor can there be any assurance that others will not obtain patents that the Company would need to license or circumvent. The Company will also rely up on unpatented trade secrets, and there can be no assurance that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to the Company's rights in the unpatented trade secrets.

We May Not Be Able To Continue As a Going Concern.

In their report accompanying the audit of our June 30, 2005 financial statements, our auditors expressed doubt as our ability to continue as a going concern. To date, the Company has had limited sales due to the early stage of its efforts to transition into the marketing and distribution of products. Prior to the first quarter of fiscal year ending June 30, 2002, the Company was primarily engaged in research and development activities. Consequently, the Company has incurred recurring losses from operations. These factors, as well as the risks associated with raising capital through the issuance of equity and/or debt securities creates uncertainty as to the Company's ability to continue as a going concern.

Assuming the completion of sufficient capital raising efforts, the Company believes that capital raised, together with cash generated from operations, will be sufficient to fund the operations of the Company for at least the next year. However, there can be no assurance that the Company will be able to complete these efforts or produce future revenues. To the extent that the proceeds from the capital raising efforts and cash flow from operations fall short or are insufficient to fund the Company's activities, we may not be able to continue as a going concern.

The Company's plans to address its going concern issues include:

*	Increasing sales of its products through national distribution channels and through direct marketing to consumers;
*	Raising capital through the sale of debt and/or equity securities; and,
*	Settling outstanding debts and accounts payable, when available, through the issuance of debt and/or equity securities.

We Require Significant Amounts of Additional Financing Which Could Result in Dilution to Investors; Additional Financing Could be Unavailable or Have Unfavorable Terms

The development and national distribution of the Company's products will require a substantial commitment of funds. Thus far the Company's restructuring efforts have primarily consisted of preparing and positioning the Company to be able to attract new capital by entering into structured agreements with past due creditors (which includes the agreement by such creditors to subordinate their claims to any lien against the Company's assets that may be granted to parties investing new capital) and defending and/or settling outstanding litigation.

We will be required to raise additional capital through equity and/or debt financing (including convertible debt). Any equity financings could result in dilution to our then-existing stockholders. Sources of debt financing may result in higher interest expense. Any financing, if available, may be on terms unfavorable to us. If such capital raising efforts are unsuccessful, we may be required to reduce or curtail operations and would unlikely to be able to continue as a going concern. The Company's actual capital requirements will depend on many factors, including, but not limited to, the cost and timing of product development and launch activities, the success of research and development efforts, the cost and timing of expansion of its sales and marketing activities, the progress of the Company's national distribution efforts and the commercialization efforts of the Company's competitors, the costs involved in acquiring, prosecuting, maintaining, enforcing and defending intellectual property rights, developments related to regulatory issues, and other factors.

Risk Factors Relation To Our Current Financing Arrangements:

We Are Delinquent In Payments To Our Unsecured Creditors And May Face Collection Actions As a Result.

The Company is delinquent with a number of unsecured creditors for which no payment arrangements exist or for which no agreement to forestall collection action has been agreed upon. At June 30, 2005 the Company has a litigation reserve totaling $130,170 which it maintains for legal and settlement costs associated with its restructuring efforts and for current litigation arising in the ordinary course of business. Notwithstanding the litigation reserve established, in the light of the Company's current financial condition, the Company's cash liability, if any, arising from legal proceedings, could have a material adverse effect on the Company's financial position, results of operations or cash flows. Unsecured creditors amount to approximately $196,000, excluding officers and directors, including those accounted for in the Company's litigation reserve of $130,170, and are comprised of a number of creditors owed amounts of less than $5,000. Whenever feasible the Company negotiates with these creditors to reach settlement agreements that are acceptable to the Company, however, if the Company is unable to reach acceptable settlement arrangements it may be subject to various collection actions.

We Have Secured Debt Obligations That We are Unlikely to Service in a Timely Manner and Which are Likely to Go Into Default

As of June 30, 2005 the Company had the following secured debt obligations that it believes it will be unable to pay in a timely manner: (i) four senior secured notes totaling $302,802 (including interest accrued thereon of $2,802) that accumulate interest at the rate of 4% per annum and are due and payable on March 30, 2006, (ii) subordinated secured notes totaling $1,414,941 (including interest accrued thereon of $356,013) that accumulate interest at the rate of either 8% or 10% per annum and are scheduled to have principal and interest amortized over 24 equal installments beginning April 1, 2006, and (iii) senior secured notes totaling $155,356 (including interest accrued thereon of $14,872) that accumulate interest at the rate of 8% per annum and are scheduled to have principal and interest amortized over 24 equal installments beginning April 1, 2006.

The Company believes it is unlikely that it will be able to pay these obligations at their scheduled time or in the scheduled amount. As a result it is likely that the Company will default on its payment obligations for this debt. Because these creditors are secured by virtually all of the Company's assets, the Company could face action to have its assets foreclosed upon. Collection action by any secured creditor is governed by an Intercreditor Agreement between such creditors, which requires a majority of senior creditors to approve of any collection action by any secured creditor(s) before such action is commenced (including an action to foreclose on the Company's assets). Although the Company believes that the majority of senior creditors will not agree to authorize collection action at this time (Mr. Arabia controls approximately 45% of the senior debt), there can be no assurance that the senior creditors will not authorize certain collection actions. If collection actions are authorized and do commence, the assets of the Company could be foreclosed upon and the Company's ability to continue as a going concern would be severely limited.

It is likely that the Company will need to negotiate debt for equity swaps with defaulted creditors, which could lead to the issuance of substantial amounts of common stock and substantial dilution of then-existing shareholders. There can be no assurance that any of our secured creditors will accept equity in exchange for their debt. If the Company is unable to issue equity to retire much of its secured debt obligations, it may be very difficult to raise capital through the sale of debt or equity.

Risk Factors Relating to Our Common Stock:

We Do Not Expect to Pay Dividends for Some Time, if At All.

No cash dividends have been paid on our common stock. We expect that any income received from operations will be devoted to our future operations. We do not expect to pay cash dividends in the foreseeable future. Payment of dividends would depend upon our profitability at the time, cash available for those dividends, and other factors.

The Public Market for Our Common Stock is Volatile and Limited.

Our common stock is currently quoted on the Over the Counter Bulletin Board under the ticker symbol NAWL. The market price of the Company's common stock has been, and is likely to continue to be, volatile. Factors such as announcements of new products by the Company or its competitors, changes in pricing policies by the Company or its competitors, quarterly fluctuations in the Company's operating results, announcements relating to strategic relationships, government regulatory actions, general conditions in the market for healthcare products, overall market conditions and other factors may have a significant impact on the market price of the common stock. In addition, in recent years the stock market in general, and the shares of healthcare product companies have experienced extreme price fluctuations. This volatility has had a substantial effect on the market prices of securities issued by many companies for reasons unrelated to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of the Company's common stock.

In addition, the public float of the Company's common stock is small in comparison to total shares outstanding on a fully diluted basis, resulting in a very thin public market for the trading of the Company's shares. Trading volume on any single day seldom exceeds one hundred thousand shares, while some days have a volume of only a few thousand shares. Limited trading volume entails a high degree of volatility in the stock price. In the 52-week period from June 30, 2004 to June 30, 2005, the closing price for the shares of the Company's stock on the OTC Bulletin Board ranged from $0.005 to $0.015. This situation of limited liquidity and volatile stock price will most likely continue for the near future.

Our Common Stock is Subject to the "Penny Stock" Rules of the SEC and the Trading Market in Our Securities is Limited, Which Makes Transactions In Our Stock Cumbersome and May Reduce the Value of an Investment in Our Stock.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:
*	that a broker or dealer approve a person's account for transactions in penny stocks; and
*	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:
*	obtain financial information and investment experience objectives of the person; and
*

make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:
*	sets forth the basis on which the broker or dealer made the suitability determination; and
*	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

RISKS RELATING TO THE INVESTMENT AGREEMENT:

THERE ARE A LARGE NUMBER OF SHARES UNDERLYING OUR PERIODIC EQUITY INVESTMENT AGREEMENT THAT ARE BEING REGISTERED IN THIS PROSPECTUS AND THE SALE OF THESE SHARES MAY DEPRESS THE MARKET PRICE OF OUR COMMON STOCK.

The issuance and sale of shares upon delivery of an advance by Dutchess Private Equities Fund II, LP ("Dutchess") pursuant to the Investment Agreement in the amount up to $10,000,000 are likely to result in substantial dilution to the interests of other stockholders. As of April 19, 2006 we had 146,073,080 shares of common stock issued and outstanding. We are registering 2,000,000,000 shares of common stock pursuant to this registration statement, of which up to 2,000,000,000 are reserved for issuance pursuant to the Investment Agreement with Dutchess.

ASSUMING THE ISSUANCE OF 100,000,000 SHARES UNDER THE INVESTMENT AGREEMENT, EXISTING SHAREHOLDERS WILL EXPERIENCE SUBSTANTIAL DILUTION OF OUR SHARES OF COMMON STOCK.

Our Investment Agreement with Dutchess contemplates the potential future issuance and sales of up to $10,000,000 of our Common Stock to Dutchess subject to certain restrictions and obligations. Given our current capital needs and the market price of our common stock, we presently have no intention of drawing down the entire amount available to us unless the market price of our common stock increases.

The following is an example of the shares of our common stock that are issuable upon the entire drawdown of $10,000,000 on our equity line based on prices at 25%, 50% and 75% below $0.00285.

% Below price	Price per share	Number of shares issuable (1)	Shares outstanding (2)	% of Outstanding stock(3)

Purchase price (4)	$0.00285	3,508,771,929	3,654,845,009	2,502%

25%	$0.0021375	4,678,362,573	4,824,435,653	3,302%

50%	$0.001425	7,017,543,859	7,163,616,939	4,904%

75%	$0.0007125	14,035,087,719	14,181,160,799	9,708%

(1) Represents the number of shares issuable if all the entire $10,000,000 under the equity line of credit, was drawn down at the indicated price.
(2) Based on 146,073,080 common shares issued and outstanding on April 19, 2006.

(3) Percentage of the total outstanding common stock represented by the shares issuable on draw down on the equity line of credit without regard to any contractual or other restriction on the number of securities the selling stockholders may own at any point in time.

(4) Based on a price of $.00285 which is 95% of the lowest closing price of our common stock during the five day period commencing April 12, 2006 through April 19, 2006.

THE LOWER THE STOCK PRICE, THE GREATER THE NUMBER OF SHARES ISSUABLE UNDER THE INVESTMENT AGREEMENT WHICH COULD CONTRIBUTE TO THE FUTURE DECLINE OF OUR STOCK PRICE AND MATERIALLY DILUTE EXISTING STOCKHOLDERS' EQUITY AND VOTING RIGHTS.

The number of shares that Dutchess will receive under its agreement with us is calculated based upon the market price of our common stock prevailing at the time of each "put". The lower the market price, the greater the number of shares issuable under the agreement. Upon issuance of the shares, to the extent that Dutchess will attempt to sell the shares into the market, these sales may further reduce the market price of our common stock. This in turn will increase the number of shares issuable under the agreement. This may lead to an escalation of lower market prices and ever greater numbers of shares to be issued. A larger number of shares issuable at a discount to a continuously declining stock price will expose our shareholders to greater dilution and a reduction of the value of their investment.

THE SALE OF OUR STOCK UNDER THE DUTCHESS INVESTMENT AGREEMENT COULD ENCOURAGE SHORT SALES BY THIRD PARTIES, WHICH COULD CONTRIBUTE TO THE FUTURE DECLINE OF OUR STOCK PRICE AND MATERIALLY DILUTE EXISTING STOCKHOLDERS' EQUITY AND VOTING RIGHTS.

The Investment Agreement does not contain restrictions on short selling. Accordingly, any significant downward pressure on the price of our common stock can encourage short sales by them or others, subject to applicable securities laws. This is particularly the case if the shares being placed into the market exceed the market's ability to absorb the increased number of shares of stock or if we have not performed in such a manner to show that the equity funds raised will be used by us to grow. Such an event could place further downward pressure on the price of our common stock. Even if we use the proceeds under the agreement to grow our revenues and profits or invest in assets, which are materially beneficial to us, the opportunity exists for short sellers and others to contribute to the future decline of our stock price. If there are significant short sales of our stock, the price decline that would result from this activity will cause the share price to decline more so, which, in turn, may cause long holders of the stock to sell their shares thereby contributing to sales of stock in the market. If there is an imbalance on the sell side of the market for the stock, our stock price will decline. If this occurs, the number of shares of our common stock that is issuable pursuant to the Investment Agreement will increase, which will materially dilute existing stockholders' equity and voting rights.

Investment Agreement

On March 31, 2006 we entered into an Investment Agreement with Dutchess Private Equities Fund II, LP ("Dutchess"), for the future issuance and purchase of shares of our common stock. This Investment Agreement establishes what is sometimes termed an equity line of credit or an equity drawdown facility.

In general, the drawdown facility operates as follows: Dutchess, has committed to provide us up to $10,000,000 as we request it over a 36 month period, in return for common stock we issue to Dutchess. We, in our sole discretion, may during the Open Period deliver a "put notice" (the "Put Notice") to Dutchess which states the dollar amount which we intend to sell to Dutchess on the Closing Date. The Open Period is the period beginning on the trading after this Registration Statement is declared effective (the "Effective Date") and which ends on the earlier to occur of 36 months from the Effective Date or termination of the Investment Agreement in accordance with its terms. The Closing Date shall mean no more than 7 trading days following the Put Notice Date. The Put Notice Date shall mean the Trading Day immediately following the day on which Dutchess receives a Put Notice, however a Put Notice shall be deemed delivered on (a) the Trading Day it is received by facsimile or otherwise by Dutchess if such notice is received prior to 9:00 am EST, or (b) the immediately succeeding Trading Day if it is received by facsimile or otherwise after 9:00 am EST on a Trading Day.

The amount that we shall be entitled to Put to Dutchess shall be equal to, at our election, either: (A) Two Hundred percent (200%) of the average daily volume (U.S. market only) of the Common Stock for the three (3) Trading Days prior to the applicable Put Notice Date, multiplied by the average of the three (3) daily closing bid prices immediately preceding the Put Date, or (B) One Hundred Fifty Thousand dollars ($150,000). During the Open Period, we shall not be entitled to submit a Put Notice until after the previous Closing has been completed. The Purchase Price for the Common Stock identified in the Put Notice shall be equal to ninety-five percent (95)% of the lowest closing Best Bid price of the Common Stock during the Pricing Period. The Pricing Period is the period beginning on the Put Notice Date and ending on and including the date that is 5 trading days after such Put Notice Date.

Dutchess' Obligation to Purchase Shares

Upon the receipt by Dutchess of a validly delivered Put Notice, Dutchess shall be required to purchase from us, during the period beginning on the Put Notice Date and ending on and including the date that is 5 Trading days after such Put Notice, that number of shares having an aggregate purchase price equal to the lesser of (a) the Put Amount set forth in the Put Notice and (b) 20% of the aggregate trading volume of our common stock during the applicable Pricing Period times (x) the lowest closing bid price of our common stock during the specified Pricing period, but only if such said shares bear no restrictive legend and are not subject to stop transfer instructions, prior to the applicable Closing Date.

Conditions to Dutchess' obligation to purchase shares

We shall not be entitled to deliver a Put Notice and Dutchess shall not be obligated to purchase any shares at a closing unless each of the following conditions are satisfied:

A. a Registration Statement shall have been declared effective and shall remain effective and available at all times until the Closing with respect to the subject Put Notice for the resale of all the common stock issuable pursuant to the Investment Agreement;

B. at all times during the period beginning on the related Put Notice Date and ending on and including the related Closing Date, the Common Stock shall have been listed on the Principal Market and shall not have been suspended from trading thereon for a period of two (2) consecutive Trading Days during the Open Period and we shall not have been notified of any pending or threatened proceeding or other action to suspend the trading of our Common Stock;

C. we have complied with our obligations and are otherwise not in breach of a material provision of, or in default under, the Investment Agreement and the Registration Rights Agreement or any other agreement executed in connection with the Investment Agreement, which has not been corrected prior to delivery of the Put Notice Date;

D. no injunction shall have been issued and remain in force, or action commenced by a governmental authority which has not been stayed or abandoned, prohibiting the purchase or the issuance of the Securities; and

E. the issuance of the Securities will not violate any shareholder approval requirements of the Principal Market.

If any of the foregoing events occurs during a Pricing Period, then Dutchess shall have no obligation to purchase the Put Amount of Common Stock set forth in the applicable Put Notice.

Mechanics of Purchase of shares by Dutchess

The closing of the purchase by Dutchess of Shares (a "Closing") shall occur on the date which is no later than seven (7) Trading Days following the applicable Put Notice Date (each a "Closing Date"). Prior to each Closing Date, (I) we shall be required to deliver to Dutchess pursuant to the Investment Agreement, certificates representing the Shares to be issued to Dutchess on such date and registered in the name of Dutchess; and (II) Dutchess shall deliver to us the purchase price to be paid for such Shares.

As compensation to Dutchess for a delay in issuance of the Shares beyond the Closing Date, we have agreed to pay late payments to Dutchess for late issuance of the Shares (delivery of the Shares after the applicable Closing Date) in accordance with the following schedule (where "No. of Days Late" is defined as the number of trading days beyond the Closing Date. The Amounts are cumulative.):

LATE PAYMENT FOR EACH NO. OF DAYS LATE	$10,000 OF COMMON STOCK

1	$100
2	$200
3	$300
4	$400
5	$500
6	$600
7	$700
8	$800
9	$900
10	$1,000
Over 10	$1,000 + $200 for each Business Day late beyond 10 days

We shall pay any late payments in immediately available funds upon demand by Dutchess.

Overall Limit on Common Stock Issuable

If during the Open Period we become listed on an exchange that limits the number of shares of our common stock that may be issued without shareholder approval, then the number of Shares issuable by us and purchasable by Dutchess, including the shares of Common Stock issuable to Dutchess, shall not exceed that number of the shares of Common Stock that may be issuable without shareholder approval, subject to appropriate adjustment for stock splits, stock dividends, combinations or other similar recapitalization affecting the Common Stock (the "Maximum Common Stock Issuance"), in excess of the Maximum Common Stock Issuance shall first be approved by our shareholders in accordance with applicable law and our By-laws and Amended and Restated Certificate of Incorporation, if such issuance of shares of Common Stock could cause a delisting on the Principal Market. Our failure to seek or obtain such shareholder approval shall in no way adversely affect the validity and due authorization of the issuance and sale of Securities or Dutchess' obligation in accordance with the terms and conditions of the Investment Agreement to purchase a number of Shares in the aggregate up to the Maximum Common Stock Issuance limitation, and that such approval pertains only to the applicability of the Maximum Common Stock Issuance limitation.

Term

The Investment Agreement shall expire (a) when Dutchess has purchased an aggregate of $10,000,000 of our Common Stock or (b) 36 months after the Effective Date of the registration statement of which this prospectus forms a part, whichever occurs earlier.

Suspension

The Investment Agreement shall be suspended upon any of the following events and shall remain suspended until such event has been rectified:

A. the trading of our Common Stock is suspended by the SEC, the Principal Market or the NASD for a period of two (2) consecutive Trading Days during the Open Period; or,

B. Our Common Stock ceases to be registered under the 1934 Act or listed or traded on the Principal Market.

Upon the occurrence of one of the above-described events, the Company shall send written notice of such event to the Investor.

Sample Calculation of Stock Purchases

The following is an example of the calculation of the drawdown amount and the number of shares we would issue to Dutchess in connection with that drawdown based on the assumptions noted in the discussion below.

Sample Put Amount Calculation

The Put amount may at our election be either (i) $150,000 or; (ii) 200% of the average daily volume (U.S market only) of our common stock for the three (3) trading days prior to the applicable put notice date, multiplied by the average of the 3 daily closing bid prices immediately preceding the put date.

The calculation below is based upon average daily volume of our common stock prior to a Put Notice Date of April 20, 2006.

Set forth below is a trading summary of our Common Stock for the period from April 17, 2006 through April 19, 2006.

Date	Open	High	Low	Close	Volume

Apr-19	0.003	0.003	0.003	0.003	5,400
Apr-18	0.003	0.003	0.003	0.003	125,000
Apr-17	0.003	0.003	0.003	0.003	47,300

The average daily volume for the 3 trading days prior to April 19, 2006 based upon the foregoing table is 59,233. 200% of the average daily volume is 118,466.

The average of the 3 daily closing bid prices immediately preceding the Put Date of April 20, 2006 ($.003 + $.003 + $.003 divided by 3) is $.003. The total Put Amount based upon the assumptions set forth above is $355 (200% of the average daily volume of the Common Stock for the three (3) trading days prior to the applicable put notice date (118,466), multiplied by the average of the three (3) daily closing bid prices immediately preceding the Put Date ($.003)).

Sample Calculation of Purchase Price

The Purchase Price shall be equal to ninety-five percent (95%) of the lowest closing highest posted bid price of our common stock during the Pricing Period. The Pricing Period is the period beginning on the Put Notice Date and ending on and including the date that is five (5) Trading Days after such Put Notice Date.

FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, which we refer to in this prospectus as the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, which we refer to in this prospectus as the Exchange Act. Forward-looking statements are not statements of historical fact but rather reflect our current expectations, estimates and predictions about future results and events. These statements may use words such as "anticipate," "believe," "estimate," "expect," "intend," "predict," "project" and similar expressions as they relate to us or our management. When we make forward-looking statements, we are basing them on our management's beliefs and assumptions, using information currently available to us. These forward-looking statements are subject to risks, uncertainties and assumptions, including but not limited to, risks, uncertainties and assumptions discussed in this prospectus. Factors that can cause or contribute to these differences include those described under the headings "Risk Factors" and "Management Discussion and Analysis of Financial Condition and Results of Operations."

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statement you read in this prospectus reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. All subsequent written and oral forward-looking statements attributable to us or individuals acting on our behalf are expressly qualified in their entirety by this paragraph. You should specifically consider the factors identified in this prospectus which would cause actual results to differ before making an investment decision. We are under no duty to update any of the forward-looking statements after the date of this prospectus or to conform these statements to actual results.

USE OF PROCEEDS

We will receive proceeds from the sale of shares of our common stock to Dutchess under the Investment Agreement. The purchase price of the shares purchased under that agreement will be equal to 95% of the lowest closing Best Bid (highest posted bid price of our common stock) for the five trading days following the day that we submit a Put Notice to Dutchess. Proceeds from the sale of stock to Dutchess may be used for a variety of corporate purposes including a reduction in outstanding indebtedness, ongoing operations and future expansion, business and asset acquisitions, employee compensation and benefit programs and other corporate purposes.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

The following table sets forth, for the periods indicated, the range of high and low intraday closing bid information per share of our common stock as quoted on the Over The Counter Bulletin Board ("OTC-BB") for each quarter within the last two fiscal years and subsequent interim quarters. Our stock is traded under the symbol "NAWL."

	HIGH	LOW
Fiscal Year Ending June 30, 2004:
First Quarter	0.0154	0.007
Second Quarter	0.014	0.005
Third Quarter	0.01	0.005
Fourth Quarter	0.01	0.005

Fiscal Year Ending June 30, 2005:
First Quarter	0.007	0.015
Second Quarter	0.014	0.005
Third Quarter	0.013	0.005
Fourth Quarter	0.012	0.005

Fiscal Year Ending June 30, 2006:
First Quarter	0.0135	0.0046
Second Quarter	0.0055	0.0021
Third Quarter	0.01	0.0015
Fourth Quarter*	0.004	0.003

* As of April 19, 2006.

HOLDERS

As of April 19, 2006, the closing price of our common stock on Over The Counter Bulletin Board was $0.003, and at that date, our outstanding common stock was held of record by 456 stockholders.

DIVIDEND POLICY

The Company has not paid cash dividends on its capital stock since inception and does not have any plans to do so in the future. The Company currently intends to retain earnings, if any, for use in its business.

DESCRIPTION OF BUSINESS

The following discussion should be read in conjunction with our consolidated financial statements provided in this prospectus. Certain statements contained herein may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed more fully herein.

The forward-looking information set forth in this prospectus is as of the date of this filing, and we undertake no duty to update this information. More information about potential factors that could affect our business and financial results is included in the section entitled "Risk Factors" of this prospectus.

BUSINESS

BACKGROUND OF COMPANY

NatureWell, Incorporated (the "Company") is a public company traded on the Over-the-Counter Bulletin Board ("OTC-BB") under the symbol "NAWL." The Company is engaged in the research and development of unique proprietary healthcare products intended for a variety of conditions. Currently the Company's primary focus is on the distribution and sale of its migraine medication, MIGRASPRAY(R), a homeopathic over-the-counter drug used for the treatment and prevention of migraine headaches. The Company intends to exclusively market MIGRASPRAY to healthcare professionals and directly to consumers. The Company has been testing its marketing strategy while it engages in restructuring/capital raising efforts. The completion of such efforts is necessary in order for the Company to fully implement its business plan.

The Company outsources its manufacturing, warehousing and major distribution activities to third party vendors. Customer service, sales and administration are handled at the Company's headquarters in San Diego, California. The Company currently has four employees.

BUSINESS STRATEGY

The Company believes that a strong need exists for a safe and effective over-the-counter drug for the treatment of migraine headaches and its strategy is to position MIGRASPRAY as a comprehensive first-line of defense for treating migraine headaches and for the distribution of MIGRASPRAY to lead the development of a distribution platform that can be used in the future to launch the Company's other products. The medication, a sublingual spray (sprayed under the tongue), can be used for prevention of migraines, as well as for the treatment of migraine headache attacks. If a migraine attack still occurs while MIGRASPRAY is being used preventatively, the medication may also be used to treat the acute attack. This comprehensive approach can be highly effective in dramatically reducing or eliminating migraines and represents a safe alternative to expensive prescription medications. In addition to its use as a migraine reliever or preventative, MIGRASPRAY may also be used for other types of headaches and pain, particularly headache pain and cramping associated with menstrual cycles.

The Company plans to market MIGRASPRAY to healthcare providers using in-house and outside sales representatives and distributors and plans to also continue selling MIGRASPRAY via the Internet and other direct-to-consumer sales.

It is anticipated that a completion of the Company's restructuring/capital raising efforts will be needed before the Company can launch a full-scale effort of its marketing strategy.

ORDER FULFILLMENT

Currently the Company's order fulfillment process is performed in-house while maintaining the majority of its inventory at a third party warehouse. Order fulfillment activities include receiving merchandise from the warehouse, inspecting merchandise for damages or defects, packaging and processing customer orders and shipping the product. Each customer is generally charged a shipping and handling fee in addition to the cost of the product unless such fees have been waived as part of a sales promotion.

PRODUCT DEVELOPMENT

The Company's Senior Vice President of Research and Development researches new product concepts and ideas from a variety of sources.

During the evaluation phase of product development, the Company analyzes the suitability of a product for mass distribution, as well as the anticipated perceived value of the product to consumers; determines whether an adequate and timely supply of the product can be obtained; and further analyzes whether the estimated profitability of the product satisfies the Company's needs. The Company will continue to review products and product concepts on an ongoing basis to select those that it believes will be successful in one or more markets.

RESEARCH AND DEVELOPMENT

The Company plans to continue its ongoing research and development activities. The Company has completed its research and development activities with respect to MIGRASPRAY, to the extent that such product is being marketed currently, and its initial research and development activities with respect to ALLERSPRAY II, PMS SPRAY, ARTHRISPRAY and ANTI-OXY SPRAY to the extent that such products can be produced and distributed in the future. The Company plans to conduct clinical trials, doctor and laboratory tests and market analyses for such new products when appropriate and to continue clinical testing and analyzing certain existing products. The Company holds two patents and has one patent pending.

PRODUCT OVERVIEW

MIGRASPRAY

MIGRASPRAY is a patented, clinically tested, over-the-counter homeopathic drug for the fast relief and prevention of the symptoms of migraine headaches and is currently sold through a limited number of healthcare practitioners throughout the United States, as well as directly to consumers over the Internet and through telephone orders.

MIGRASPRAY is sprayed under the tongue (sublingual administration), which promotes enhanced bioavailability and rapid metabolization by directly entering the bloodstream through the mucous membrane, avoiding degradation from exposure to the gastrointestinal tract and liver. This fast acting delivery system allows MIGRASPRAY to provide rapid relief from migraine pain and other associated symptoms. It contains the active ingredients feverfew (its primary ingredient), polyporus, goldenseal and dandelion. Feverfew has been used for centuries for the treatment of a variety of ailments including headaches, rheumatic aches, abdominal pain and menstrual cramps. Studies have shown that feverfew acts as a natural anti-inflammatory controlling the inflammation that results in cerebral blood vessel dilation, believed to cause or contribute to the symptoms of migraine headaches. The active ingredients in feverfew are sesquiterpene lactones, the primary component being Parthenolide, a phyto-chemical. In limited doctor tests conducted on behalf of the Company, and consistent with large clinical studies indicating the effectiveness of feverfew for preventing migraines, MIGRASPRAY has been shown to be effective in dramatically reducing the frequency or eliminating migraine headaches entirely, when taken daily.

*	Contains:	10 ml or 30 ml.
*	Indication:	For relief of headaches.
*	Directions:

Administer 10 full sprays under the tongue and hold for at least thirty seconds before swallowing. Dose can be repeated every 10 minutes if required, up to 6 doses. Use as needed or directed by physician.

*	Active Ingredients:

A proprietary homeopathic blend: feverfew (Tanacetum Parthenium, leaves and flowers), Goldenseal (Hydrastis rhizoma, root, Dandelion (Taraxicum denleonis, root), Polyporus Officinalis (Polyporus umbelleatus, Sclerotium)(all 3x).

*	Inactive Ingredients:	Distilled water, glycerin, ascorbic acid, potassium Sorbate (as preservative), disodium EDTA.

Migraine Market

Estimates indicate that as many as 32 million Americans suffer from migraine headaches and that approximately three quarters of those sufferers are women. More than half of all sufferers rely totally on non-prescription remedies, the same as nearly 10 years ago.

An estimated 150 million workdays or an equivalent of 1,200 million work hours are lost each year to head pain. Such lost productivity and employee absenteeism results in an estimated $13 billion in losses to employers each year.

A family of drugs known as "triptans," which constrict the cerebral blood vessels, dominate the prescription market for migraine remedies at costs reaching as high as $60 per dose. Triptans are sometimes contraindicated for patients with poor cardiac health and/or high blood pressure and patients are generally restricted in the amount of these drugs that may be used within a 30-day period due to potentially serious side effects.

Other Products

The Company has developed, or has under development, other products using its sublingual delivery system. All of these products are natural, fall within the category of either homeopathic drugs or dietary supplements and, thus, avoid the lengthy and expensive FDA approval processes. Sublingual (under the tongue) administration, is a method of delivering substances into the body in a manner that promotes direct absorption through the highly vascularized mucous membrane under the tongue, rather than through the digestive tract, thereby bypassing exposure to the liver and gastric system. Sublingual administration of the Company's specially prepared sprays is a fast acting and efficacious delivery method, promoting enhanced bioavailability and rapid metabolization. Many of the spray formulations are intended to be symptomatically efficacious in a manner of minutes.

Though many sublingual substances are absorbed by diffusion (the sublingual area soaking up the substance), not all substances are permeable and accessible to the mucous membrane, which often functions as a barrier. However using the Company's MICROMIST technology, the sublingual mucous membrane can become an ideal site for rapid absorption.

The Company has developed the following products for future marketing and distribution:

ALLERSPRAY II (TM) - designed for the fast relief of allergy symptoms, without drowsiness, dry-mouth or other side effects. An estimated 58 million people suffer from allergies in the United States.

PMS SPRAY (TM) - intended to prevent and relieve the pain and symptoms of pre-menstrual syndrome. An estimated 40 million women suffer from PMS in the United States.

ARTHRISPRAY (TM) - intended to prevent and relieve the pain and symptoms of arthritis. An estimated 70 million people suffer from arthritis in the United States.

ANTI-OXY SPRAY (TM) - intended to reduce and prevent cerebral oxidative damage, which may be associated with Parkinson's disease. An estimated 1.5 million people suffer from Parkinson's disease in the United States.

Additionally, the Company has in various stages of development other products including, but not limited to, a natural sedative, a treatment for general aches and pains and other treatments for a variety of conditions.

Competition

The Company competes directly with many other companies, which generate revenue from direct marketing, wholesale/retail distribution, and electronic commerce activities. The Company also competes with a large number of consumer health product companies and retailers, which have substantially greater financial, marketing and other resources than the Company. Additionally, companies may attempt to imitate or "knockoff" the Company's products and may be able to take advantage of the product category awareness and product development, which the Company has created. The Company will seek to protect itself from "knockoffs" through the establishment and enforcement of its intellectual property and patent rights.

Regulatory Compliance

Various aspects of the Company's business are subject to regulation and ongoing review by a variety of federal, state, local and foreign government agencies, including, but not limited to the Federal Trade Commission ("FTC"), the United States Post Office, the Consumer Product Safety Commission ("CPSC"), the Federal Communications Commission, ("FCC"), the Food and Drug Administration("FDA"), various States' Attorneys General and other state, local consumer protection and health agencies. The statutes, rules and regulations applicable to the Company's operations, marketing and distribution are numerous, complex and subject to change.

If any significant actions were brought against the Company or any of its subsidiaries in connection with a breach of such laws or regulations, including, but not limited to the imposition of fines or other penalties, the Company could be materially and adversely affected. There can be no assurance that changes in the laws and regulations of any territory which forms a significant portion of the Company's market will not adversely affect the Company's business or results of operations.

The Company will collect and remit sales tax in states where it has a physical presence. Certain states in which the Company's only activity is direct marketing may attempt to require direct marketers, such as the Company, to collect and remit sales tax on sales to customers residing in such states. A 1995 United States Supreme Court decision held that Congress could legislate such a change. Thus far, Congress has taken no action to that effect. The Company will be prepared to collect sales taxes for other states if laws are passed requiring such collection. The Company does not believe that a change in the laws requiring the collecting of sales taxes will have a material adverse effect on the Company's financial condition or results of operations.

Trademarks and Patents

Proprietary protection for the Company's products, processes, and know-how is important to the Company's business. Thus, the Company plans to aggressively prosecute and defend its proprietary technology. The Company holds two patents and has one patent pending before the United States Patent and Trademark Office and intends to file additional patent applications, where appropriate, to protect technology, inventions and improvements that are considered important to the development of its business. The Company also relies upon trade secrets, know-how, continuing technological innovation, and licensing opportunities to develop and maintain its competitive position.

Patent positions of healthcare product firms, including the Company's, are generally uncertain and involve complex legal and factual questions. Consequently, even though the Company may prosecute its patent applications with the United States and foreign patent offices, the Company does not know whether any applications will result in the issuance of patents or whether any issued patents will provide significant proprietary protection or will be circumvented or invalidated. Since patent applications in the United States are maintained in secrecy until patents are issued, and publication of discoveries in the scientific or patent literature tend to lag behind actual discoveries, the Company cannot be certain that it was the original creator of inventions which may be covered by patent applications or that it was the first to file patent applications for such inventions.

There can be no assurance that a court of competent jurisdiction, if issued, would hold patents, valid. Moreover, to determine priority of invention, the Company may have to participate in interference proceedings declared by the United States Patent and Trademark Office or opposition proceedings before an equivalent foreign agency, which could result in substantial cost to the Company.

There can be no assurance that the patent applications, if any, will result in patents being issued or that if issued, the patents will afford protection against competitors with similar technology; nor can there be any assurance that others will not obtain patents that the Company would need to license or circumvent.

The Company will also rely upon unpatented trade secrets, and there can be no assurance that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to the Company's trade secrets or disclose such technology, or that the Company can meaningfully protect its right to unpatented trade secrets.

Employees

The Company has two employees and utilizes the services of consultants, or independent contractors, engaged in research and development, customer service and general administration when needed. None of the Company's employees are covered by a collective bargaining agreement and the Company has experienced no work stoppages. The Company believes that it maintains positive relations with its personnel.

FINANCIAL STATEMENTS

FINANCIAL STATEMENTS INDEX

A	C	I	ARMANDO C. IBARRA Certified Public Accountants A Professional Corporation

Armando C. Ibarra, C.P.A . Armando Ibarra, Jr., C.P.A., JD	Members of the California Society of Certified Public Accountants Members of the American Institute of Certified Public Accountants Members of the Better Business Bureau since 1997

Report of Independent Registered Public Accounting Firm

To the Board of Directors of Naturewell, Inc.

We have reviewed the accompanying consolidated balance sheet of NatureWell, Inc. as of December 31, 2005 and the related consolidated statements of operations, shareholders' deficit and cash flows for the three months and six months ended December 31, 2005 and 2004. These interim financial statements are the representation of the Company's management.

We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements for them to be in conformity with U.S. generally accepted accounting principles.

/S/ Armando C. Ibarra, CPA-APC Armando C. Ibarra, CPA-APC
Chula Vista, California February 20, 2006

371 E Street, Chula Vista, Ca. 91910
Tel: (619) 422-1348	Fax: (619) 422-1465

NATUREWELL, INCORPORATED AND SUBSIDIARIES Consolidated Balance Sheets

	As of December 31, 2005	As of June 30, 2005

ASSETS

Current Assets
Cash	$2,759	$59,682
Accounts receivable	465	586
Inventory	16,549	18,861
Prepaid expenses	-	1,009

Total Current Assets	19,773	80,138

Net Property & Equipment	11,385	14,901

Other Assets
Inventory	331,123	331,123
Other assets	1,555	1,555

Total Other Assets	332,678	332,678

TOTAL ASSETS	$363,836	$427,717

LIABILITIES & STOCKHOLDERS' DEFECIT

Current Liabilities
Accounts payable	$292,215	$274,322
Accrued expenses	43,336	53,039
Accrued litigation costs	130,170	130,170
Loans payable	443,642	436,910
Current portion of long-term debt	52,252	50,201
Due to officers	491,976	273,786

Total Current Liabilities	1,453,591	1,218,428

Long-Term Liabilities
Unsecured convertible notes	49,484	42,776
Senior secured notes	154,843	155,356
Subordinated secured Notes	1,474,238	1,414,942
Senior secured convertible notes	1,293,985	1,260,183

Total Long-Term Liabilities	2,972,550	2,873,257

TOTAL LIABILITIES	$4,426,140	$4,091,685

Stockholders' Deficit
Preferred stock, $0.01 par value (Series C; 75 shares issued and outstanding)	1	1
Common stock, $0.01 par value, (150,000,000 shares authorized; 123,971,228 and 117,629,795 shares issued and outstanding as of December 31, 2005 and June 30, 2005, respectively)	1,239,714	1,182,214
Additional paid-in capital	18,736,309	18,770,209
Less: Notes receivable officers	(123,435)	(120,965)
Accumulated deficit	(23,914,893)	(23,495,427)

Total Stockholders' Deficit	(4,062,304)	(3,663,968)

TOTAL LIABILITIES & STOCKHOLDERS' DEFICIT	$363,836	$427,717

See Notes to Consolidated Financial Statements.

NATUREWELL, INCORPORATED AND SUBSIDIARIES Consolidated Statements of Operations

	For the Three Months Ended

	December 31, 2005 (unaudited)	December 31, 2004 (unaudited)

Revenues
Gross Sales	$13,942	$17,330

Net Sales	13,942	17,330

Costs and Expenses
Costs of goods sold	2,235	3,238
Selling general & administrative	144,235	160,683
Marketing & advertising	2,161	2,832
Consulting services	44,000	3,000
Depreciation and amortization	1,758	1,478
Research & development	-	-

Total Costs and Expenses	194,389	171,231

Loss From Operations	(180,447)	(153,901)

Other Income & (Expenses)
Other income	-	27,092
Interest income	1,235	2,212
Interest expense	(63,618)	(74,790)

Total Other Income & (Expenses)	(62,383)	(45,486)

Net Income (Loss) Before Taxes	(242,830)	(199,387)

Provision for Income Taxes	(1,000)	(1,000)

Net Income (Loss)	$(243,830)	$(200,387)

See Notes to Consolidated Financial Statements.

NATUREWELL, INCORPORATED AND SUBSIDIARIES Consolidated Statements of Operations

	For the Six Months Ended December 31,

	2005 (unaudited)	2004 (unaudited)

Revenues
Gross Sales	$27,200	$32,366
Returns	-	-

Net Sales	27,200	32,366

Costs and Expenses
Costs of goods sold	3,538	6,043
Selling general & administrative	260,378	329,804
Marketing & advertising	4,529	4,768
Consulting services	51,500	6,000
Depreciation and amortization	3,516	2,949
Research & development	2,000	-

Total Costs and Expenses	325,461	349,564

Loss From Operations	(298,261)	(317,198)

Other Income & (Expenses)
Other income	-	27,092
Interest income	2,470	8,850
Interest expense	(122,675)	(152,810)

Total Other Income & (Expenses)	(120,205)	(116,868)

Net Income (Loss) Before Taxes	(418,466)	(434,066)
Provision for Income Taxes	(1,000)	(1,000)

Net Income (Loss)	$(419,466)	$(435,066)

Basic earnings (loss) per share	$(0.00)	$(0.00)

Weighted average number of common shares outstanding	118,363,009	118,047,734

See Notes to Consolidated Financial Statements.

NATUREWELL, INCORPORATED AND SUBSIDIARIES Consolidated Statements of Cash Flows

	For the Six Months Ended December 31,

	2005 (unaudited)	2004 (unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(419,466)	$(435,066)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	3,516	2,949
Accrued interest income	(2,470)	(8,850)
Accrued interest expense	108,075	152,810
Stock issued for service	-	11,914
Stock issued for conversion of convertible note	23,600	-
Changes in assets and liabilities:
(Increase) decrease in accounts receivable	121	27
(Increase) decrease in inventory	2,312	3,089
(Increase) decrease in prepaid expenses	1,009	376
Increase (decrease) in accrued litigation	-	(41,092)
Increase (decrease) in due to officers	218,190	229,118
Increase (decrease) in accrued expenses	(9,703)	34,289
Increase (decrease) in accounts payable	17,893	33,372

Net cash provided by (used in) operating activities	(56,923)	(17,064)

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditure for property and equipment	-	(6,028)

Net cash provided by (used in) investing activities	-	(6,028)

CASH FLOWS FROM FINANCING ACTIVITIES
Notes issued for cash	-	50,000

Net cash provided by (used in) financing activities	-	50,000

Net increase (decrease) in cash	(56,923)	26,908

Cash at beginning of period	59,682	1,687

Cash at end of period	$2,759	$28,595

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Interest paid	$14,600	$-

NON-CASH ACTIVITIES
Stock issued for services and syndication costs	$-	$11,914

Stock issued for conversion of convertible note	$23,600	$-

Notes issued for services and accounts payable	$23,600	$-

See Notes to Consolidated Financial Statements.

NATUREWELL, INCORPORATED AND SUBSIDIARIES
Notes To Consolidated Financial Statements

A. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

In the opinion of management, the accompanying unaudited consolidated interim financial statements reflect all adjustments (consisting of only normal and recurring adjustments) necessary to present fairly the financial position of NatureWell, Incorporated (the "Company"), as of December 31, 2005, and the results of its operations and cash flows for the six-month period ended December 31, 2005 and 2004. The results of operations for such interim periods are not necessarily indicative of the results for a full year. The accompanying unaudited condensed interim financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial reporting and with instructions to Form 10-QSB and, accordingly, do not include all disclosures required by accounting principles generally accepted in the United States of America. The condensed financial statements should be read in conjunction with the audited financial statements and the notes to the audited financial statements included in the Company's Form 10-KSB registration report for the period ending June 30, 2005 filed with the Securities and Exchange Commission.

The accounting policies followed for interim financial reporting are the same as those disclosed in Note A of the notes to the financial statements included in the Company's Form 10-KSB registration report for the year ended June 30, 2005.

B. NOTES RECEIVABLE FROM OFFICERS

Notes Receivable for Acquisition of Common Stock:

The following table details stock issuances to current and former officers, directors and employees of the Company in exchange for notes receivable. The notes accrue interest at the rate indicated in the table below.

Officer	Issue Date	# of Shares	Note Amount	Rate	Accrued Interest

Donald Brucker	04-02-01	5,000,000	$100,000	4.94%	$23,435

		5,000,000	$100,000		$23,435

The note listed above matures on April 15, 2006. The note is collateralized by amounts due from the Company to the Maker of the note for unpaid salaries, bonuses and benefits, which amount owed to the Maker exceeds the amount due from that individual under the note.

The receivable of $123,435, which includes related interest of $23,435 is reflected as a contra equity in the financial statements.

Interest income related to the note receivable was $2,470 and $4,940 for the period ending December 31, 2005 and June 30, 2005, respectively.

C. FORMATION OF SUBSIDIARIES:

DIAGNOSTECH, INC.:

In September 1998, the Company incorporated DiagnosTech, Inc. (DTI). DTI was formed to develop and market clinical diagnostic products using immunology and molecular biologic technologies purchased from Amtech Scientific, Inc. (ATS) a company formerly owned and founded by a former officer of the Company. In June of 2005 the board of directors determined that there were no realistic opportunities for DTI to establish a viable business and the Company surrendered all shares that it owned in DTI back to its treasury for no consideration. As a result of the transaction DTI is no longer a subsidiary of the Company as the Company has no ownership interest in DTI.

NASAL MIST, INC.

During August 1997, the Company formed Nasal Mist, Inc. (NMI), a subsidiary organized for the production and marketing of herbal nasal sprays. NMI received approximately $300,000 through a private placement. Pursuant to the private placement, the Company granted NMI a license and rights to receive from the Company and its successors-in-interest, an amount equal to 10% of the net sales, less commissions and discounts of nasal sprays sold. NMI is dormant, not engaged in any business operations and the Company does not intend to engage in any business operations at NMI in the future.

In July of 2002 the Company offered to purchase all outstanding shares of Nasal Mist, Inc. ("NMI") for three shares of the Company's stock for each share of NMI. The Company acquired 149,392 shares of NMI as a result of the offer and at the conclusion of the transaction had increased its ownership of NMI from 72.61% to 91.9%. The acquisition of the NMI stock was accounted for as the acquisition of additional interest in subsidiary resulting in an increase in goodwill for the amount of the fair market value of the shares issued to acquire the NMI stock ($31,372), and then the Company simultaneously wrote-off such goodwill as the Company values the NMI shares at zero.

NMI is dormant and not engaged in any operating activities and there are no plans to engage in any activities in the future.

D. INVENTORY:

Inventory as of December 31, 2005 and June 30, 2005 is comprised of the following:

	December 31 2005	June 30, 2005

Healthcare products	$16,549	$18,861
Other Assets
Healthcare Products	331,123	331,123

	$347,672	$349,984

Inventory consists of healthcare and nutraceutical products. Inventory is valued at the lower of (i) cost or (ii) market based on conservatism. Cost is determined under the first-in, first-out (FIFO) method.

The Company has inventory that carries expiration dates ranging from June of 2003 to October of 2003, however, under the FDA, Homeopathic Drugs are not required to have an expiration date and such product has not, in actuality, expired. Therefore, the Company re-labels its inventory prior to sale and adds the cost of re-labeling to the cost basis of its inventory. The Company in the future intends to either omit the labeling of an expiration date or extend the labeling of an expiration date from the current practice of two years.

Inventory has been allocated between short term assets and long terms assets to reflect the fact that it is uncertain that all of the Company's inventory will be disposed of within one year. The allocation reflects current sales trends estimates and does not take into consideration a completion of the Company's restructuring/capital raising efforts, which would presumably lead to increased sales of inventory within one year. Therefore, inventory currently classified as a long term asset, or some portion of it, may be disposed of within one year if sales accelerate from current levels.

E. BASIC AND FULLY DILUTED LOSS PER COMMON SHARE:

Effective November 30, 1998, the Company adopted the provisions of Statement of Financial Accounting Standards No. 128, Earnings per Share ("SFAS 128") which replaced the presentation of "primary" and "fully-diluted" earnings (loss) per common share required under previously promulgated accounting standards with the presentation of "basic" and "diluted" earnings (loss) per common share.

Basic earnings (loss) per common share is calculated by dividing net income or loss by the weighted average number of common shares outstanding during the period. The calculation of diluted earnings (loss) per common share is similar to that of basic earnings (loss) per common share, except that the numerator and denominator are adjusted to reflect the decrease in earnings per share or the increase in loss per share that could occur if securities or other contracts to issue common stock, such as stock options and convertible notes, were exercised or converted into common stock.

The Company was required to compute primary and diluted loss per share amounts for the periods ending December 31, 2005 and 2004 pursuant to SFAS 128. Since the Company and its subsidiaries had losses applicable to common stock, the assumed effects of the exercise of outstanding warrants and stock options were anti-dilutive and, accordingly, dilutive per share amounts have not been presented in the accompanying consolidated statements of operations.

The per share computations reflect the effect of a 10 for 1 reverse stock split that occurred on April 14, 1995 and a 2 for 1 stock exchange between the Company and UTI on April 17, 1995. The Company has restated common stock to reflect the reverse stock split as a result of the merger.

F. WARRANTS, OPTIONS AND STOCK BASED COMPENSATION:

Warrants and options outstanding as of December 31, 2005 and June 30, 2005 consists of 250,000, respectively, non-redeemable warrants and options to purchase shares of common stock of the Company, which are exercisable into 1 share of common stock at $0.05 per share and expire on October 1, 2007.

In May of 2004 the Company adopted its 2004 Incentive Stock Bonus and Option Plan (the "Plan"). The Plan is intended to advance the interests of the Company by affording to selected employees, directors and consultants, an opportunity for investment in the Company and the incentives inherent in stock ownership in the Company and to provide the Company with a means of attracting, compensating, and retaining the services of selected employees, directors and consultants. It initially allowed for the issuance of 10,000,000 shares of S-8 stock, subject to the board's authority to amend the Plan, and as of June 30, 2005 9,790,890 shares were issued under the Plan.

On December 21, 2005 the Plan was amended to allow for the issuance of up to 30,000,000 shares of S-8 stock. In addition to the shares authorized by the Plan, the Company may issue restricted shares, or securities that convert into restricted common stock (including convertible notes), to non-employees, employees, directors and consultants for services. Shares issued to non-employees, employees and directors in return for services are valued under the fair value method in accordance with SFAS 123. At February 17, 2006 18,642,742 shares were issued under the Plan.

Total compensation cost recognized in income for stock-based employee compensation was $0 and $39,581 for the periods ending December 31, 2005 and June 30, 2005 respectively. Of the $39,581 for June 30, 2005, $30,000 was for payment to officers and $9,581 was for payment to non-officer employees. Total cost recognized in income for shares issued to non-employees for services rendered was $0 and $8,833 for the periods ending December 31, 2005 and June 30, 2005 respectively.

G. PREFERRED STOCK:

The Company has outstanding 75 shares, $1,000 liquidation preference, of Series C Convertible Preferred Stock. Pursuant to the terms of the Series C Convertible Preferred stock, owned by James R. Arabia, Chairman, President, And Chief Executive Officer of the Company, Mr. Arabia is allowed to cast a vote, on all matters that the Company's shareholders are permitted to vote upon, equal to .7% of all outstanding securities that are eligible to vote at the time of such shareholder action for each share of Series C Convertible Preferred that he owns (.7% X 75 shares = 52.5% of total vote). The shares convert into 1,875,000 shares of the Company's common stock and are non-transferable without the consent of the board of directors.

H. LOANS PAYABLE AND CURRENT PORTION OF LONG TERM DEBT:

Loans payable as of December 31, 2005 and June 30, 2005 consist of the following:

	December 31, 2005	June 30, 2005

Loans payable with annual interest varying from 8 to 10%	$ 443,642	$ 436,910
Current Portion of Long Term Notes Payable:	52,252	50,201

	$ 495,894	$ 487,111

Loans payable consists of (i) an unsecured note totaling $14,685 including interest due thereon of $3,416 (this note is held by a former consultant to the Company accruing at 8%, which began amortizing on October 5, 2004 and is paid in 12 equal installments no payments have been made as of the date of this filing), (ii) a senior secured convertible note for $120,000 which is due in May of 2006, and (iii) four senior secured notes totaling $308,957, including interest of $8,957 accrued thereon, due and each payable on March 30, 2006.

The current portion of long-term debt consists of a defaulted note that is junior in right of payment to the Company's senior and second lien debt totaling $52,252 (including accrued interest of $12,252 thereon).

I. LEASES:

The Company leases its corporate office facilities under a Month to Month lease that expires on January 15, 2006. The Company's base rent under the lease is $1,400 through January 15, 2006.  Office rent and incidental expense was $ 6,400 and $34,018 for the period ending December 31, 2005 and June 30, 2005, respectively.

J. NOTES PAYABLE AND LONG TERM PAYABLES:

Notes payable as of December 31, 2005 and June 30, 2005 consist of the following:

	December 2005	June 2005

Subordinated Secured notes, with annual interest varying from 8% to 10%.	1,474,238	1,414,942

Senior Secured Notes, with annual interest of 8%	154,843	155,356

Unsecured Convertible Notes, with annual interest of 8%	49,484	42,776

Senior Secured Convertible Notes, with annual interest of 8%	1,293,985	1,260,183

	$2,972,550	$ 2,873,257

The subordinated secured notes totaling $1,474,238 include interest accrued thereon of $415,309. The notes are secured by a subordinate security interest (subordinated to senior debt) in essentially all of the Company's assets, are pari passu (equal in rank and priority) with other subordinate secured debt and continue to accrue interest at the rate of either 8% or 10% until April 1, 2006 and are fully amortized over 24 months from that date forward.

The senior secured notes totaling $154,843 include interest accrued thereon of $19,359. The senior secured notes are secured by a first priority security interest in essentially all of the Company's assets, are pari passu with other senior debt and accrue interest at the rate of 8% until April 1, 2006 and are fully amortized over 24 months from that date forward.

The unsecured convertible notes totaling $49,484 include interest accrued thereon of $5,684 and are convertible, in the aggregate, into 9,326,423 shares of common stock at the holder's option. The notes accrue interest at the rate of 8% until October 1, 2006, at which time they begin paying semi-annual interest until the maturity date of April 1, 2010.

The senior convertible notes totaling $1,293,985 include interest accrued thereon of $108,946, are secured by a first priority security interest in essentially all of the Company's assets, are pari passu with other senior debt and accrue interest at 8% until October 1, 2006 and thereafter pay semi-annual interest only until maturity at April 2010.In the aggregate the senior convertible notes are convertible into 125,082,379 shares of Common Stock at the holder's option.

K. RELATED PARTY TRANSACTIONS

Under the terms of a security agreement between the Company and its Chief Executive Officer (the "Executive"), each and all of the Company's debts, obligations and liabilities to the Executive now existing or hereafter created, incurred, assumed or guaranteed are secured by a first priority lien on all of the Company's assets, which lien was perfected on July 16, 2002, and are pari passu with other senior debt.

At the periods ending December 31, 2005 and June 30, 2005 the Company's Due to Balance owed to its Chief Executive Officer was $332,887 and $141,253, respectively. The Company also owes the Executive $772,343 pursuant to various senior secured notes, including interest thereon as follows: (i) $205,964 of senior secured notes due on March 30, 2006, and (ii) senior secured convertible notes totaling $566,379.

L. INCOME TAXES:

Provision for income taxes for the years ended June 30, 2005 and 2004 consists solely of the minimum California franchise tax due for the Company and each of its subsidiaries.

Provision for income taxes is summarized as follows:

	June 30, 2005	June 30, 2004

Current income taxes	$ 4,000	$ 4,000
Deferred income taxes	-	-

Provision for income taxes	$ 4,000	$ 4,000

The Company's total deferred tax asset as of June 30, 2005 is as follows:

Net operating loss carry-forward	$ 7,048,268
Valuation allowance	(7,048,268)

Net deferred tax asset	$ -

As of June 30, 2005, the Company had net operating loss carry-forwards totaling approximately $16,446,799 for federal and $7,401,060 for state, before any limitations. The carry-forwards expire through 2025 for federal and 2010 for state.

The realization of any future income tax benefits from the utilization of net operating losses may be severely limited. Federal and state tax laws contain complicated change of control provisions (generally when a more than 50 percent ownership change occurs within a three-year period), which, if triggered, could limit or eliminate the use of the Company's net operating loss carry-forwards.

M. MAJOR CUSTOMER AND SEGMENT INFORMATION

The Company operates solely in one industry segment: the marketing and support of its homeopathic drug used for the treatment and prevention of migraine headaches. The Company has no customers that exceed 5% of gross revenues for the period ending December 31, 2005 and June 30, 2005. The Company has no operations or assets located outside of the United States. The Company's sales are concentrated in the MigraSpray product, creating a risk of concentration associated with the sale of a single product and limited customer base. The loss of this single product market could cause severe damage to the Company's financial future.

N. RESTRUCTURING

The Company has made substantial progress towards the completion of its restructuring and has reached agreements and/or settlements for repayment of most of its past due unsecured creditors. Such cooperating creditors have either received a subordinated note, secured by a second lien on the Company's assets, and one share of restricted common stock for each one dollar owed to the creditor as payment in full of all monies owed to the creditor or have entered into a defined repayment arrangement. The subordinated notes are junior in right of payment to the senior debt and senior in right of payment to the unsecured creditors (see Note J for a description of the notes). At December 31, 2005 approximately $1,474,238 of subordinated notes were outstanding, and the amount owed to past due creditors, not covered by any defined payment arrangement, is approximately $196,000 (excluding amounts owed to officers and directors), which includes a litigation reserve of $130,170 (see also Note O - "Unsecured Creditors").

The Company believes that the completion of sufficient capital raising efforts is an integral part of its restructuring and in December of 2004 the Company began conducting a private placement offering of $1,250,000 of senior secured convertible notes (the "Senior Convertible Notes"), which offer a third-party guaranty as to the timely payment of principal and interest. As of December 31, 2005 the Company had sold $300,000 face value of Senior Convertible Notes all of which are covered by the third-party guaranty and are further secured by a first priority lien on all of the Company's assets and are equal in priority with all of the Company's other senior debt and are convertible at any time at the holder's option, in whole or in part in minimum increments of $5,000, into the Company's common stock at a conversion price of $.025 per share. Of the $300,000 sold, $165,000 pay interest of 8% per annum on a quarterly basis and mature on October 1, 2008, $15,000 accrues interest at the rate of 6% per annum and matures on October 1, 2008 and $120,000 pays interest of 10% per annum on a monthly basis and matures on May 1, 2006. The Senior Convertible Notes are being offered without registration under the Securities Act of 1933 (the "Securities Act") in reliance upon exemption from registration afforded by Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder. The Offering is being made without any form of general solicitation or general advertising and each purchaser must represent to the Company that they are purchasing the securities for their own account, for investment purposes only and not with a view towards distribution or resale to others.

The Guaranty Agreement is entered into by the Company and Milan Mandaric (the "Guarantor") for the express benefit of any investor that purchases a Senior Convertible Note pursuant to terms and conditions that make the note eligible to be covered by the Guaranty Agreement. It requires that the Guarantor unconditionally and irrevocably and without limitation or exception (other than conditions, limitations or exceptions specifically described in the Guaranty Agreement) guaranty the faithful and complete payment of any sums, including principal and interest, contemplated by any Senior Convertible Note as required by the Guaranty Agreement. The Company is permitted to enforce the Guaranty on behalf of purchasers of the Senior Convertible Notes.

Pursuant to the terms of the Private Placement, the Company has wide latitude, in its sole and absolute discretion, to increase or decrease the size of the offering (although the Guaranty is only available for up to $1.25 million of Senior Convertible Notes) and/or modify any terms of the offering.

In addition to the Private Placement, the Company is evaluating raising capital from institutional sources in amounts greater than the Maximum Offering Amount. The Company believes that it is likely that it will need capital in an amount greater than the amount of funding contemplated by the Private Placement to fully implement its business strategy. There can be no assurance that the Company will timely complete either its financing efforts or other aspects of its restructuring, or that if both goals are reached cash flows will be sufficient to fund the Company's ongoing capital and operating needs. If the Company is unable to complete a successful restructuring, including its financing efforts, the Company will be severely limited in its ability to execute its contemplated business plan and continue as a going concern.

O. COMMITMENTS AND CONTINGENCIES

Insurance

Currently the Company does not carry product liability insurance. Pending the outcome of the Company's restructuring/capital raising efforts, and tests of its new marketing strategy, insurance coverage will be evaluated in amounts that management believes is adequate to cover the risks it faces in the industry in which it competes. There can be no assurance, however, that the Company can afford such insurance coverage or that such insurance coverage will be adequate to cover all losses, which the Company may incur in future periods or that coverage will be available for all of the types of claims the Company faces or may face.

Unsecured Creditors of the Company

The Company is delinquent with a number of unsecured creditors for which no payment arrangements exist or for which no agreement to forestall collection action has been agreed upon. Creditors in this category amount to approximately $196,000, excluding officers and directors, including those accounted for in the Company's litigation reserve of $130,170, and are comprised of a number of creditors owed amounts of less than $5,000. Whenever feasible the Company negotiates with these creditors to reach settlement agreements that are acceptable to the Company, however, if the Company is unable to reach acceptable settlement arrangements it may be subject to various collection actions.

In December of 2003 the Company reached a settlement agreement with its former landlord (for a lease it defaulted under for its previous headquarters in La Jolla, California) that requires payments of $1,500 per month for September 1 st, 2005 through December 1 st , 2005 and a final payment of $44,000 on January 1, 2006. Pursuant to the settlement the Company stipulated to an entry of judgment in the event that it defaults under the payment arrangement in an amount equal to the amount due at such time. The Company made only one payment of $1,500 under the agreement and defaulted on the other required payments. As a result, the former landlord has a judgment for approximately $49,065 which it may attempt to enforce by a variety of collection actions including, but not limited to, attempts to foreclose on the Company's assets.

Employment Contracts

Effective July 1, 2004 the Company and its Chief Executive Officer entered into an amended employment contract (the "Amended and Restated Employment Contract") which provides the following to the Executive; (i) Base salary of $250,000, (ii) bonus, if any, determined and payable at the discretion of the board of directors, (iii) $6,000 annual car allowance, and (iv) complete medical coverage. Under the Amended and Restated Employment Contract if the Company terminates the executive without cause, or if he terminates his employment for good reason, the Company is obligated to make a lump sum severance payment equal to one year's base salary.

Litigation and Legal Proceedings

At December 31, 2005 the Company has a litigation reserve totaling $130,170 which it maintains for legal and settlement costs associated with its restructuring efforts and for current litigation arising in the ordinary course of business. Notwithstanding the litigation reserve established, in the light of the Company's current financial condition, the Company's cash liability, if any, arising from legal proceedings, could have a material adverse effect on the Company's financial position, results of operations or cash flows.

Increase of Authorized Capital Stock

The Company will need to increase its authorized capital stock in order to issue additional common stock (and to have stock available for instruments that convert into common stock) in an amount adequate to meet its capital needs and commitments. Currently the Company has authorized common stock of 150,000,000 shares, par value $.01, and authorized preferred stock of 15,000,000 shares, par value $.01. As of December 31, 2005 there were 123,971,228 common shares outstanding and 75 preferred shares outstanding. In order to meet the conversion rights of its outstanding convertible securities as well as the conversion rights of Senior Convertible Notes being offered and other anticipated capital needs, the Company will need to increase the amount of authorized common stock. Therefore the Company intends to achieve an increase in its authorized common and/or other capital stock. Although the Company believes that it will achieve an increase in its authorized stock, there can be no assurance that such an increase will be achieved.

On November 18, 2005 the Company filed a Preliminary Statement of Information detailing its intention to make two amendments to the Company's Articles of Incorporation upon receiving written consents from shareholders possessing the requisite voting power to pass such amendments and the expiration of at least twenty (20) days from the mailing of the Definitive Information Statement to non-voting shareholders.

Following the effectiveness of both amendments detailed in the Information Statement; (i) the Company will increase its authorized Common Stock from 150,000,000 shares to 5,000,000,000 authorized shares consisting of 4,980,000,000 shares of regular Common Stock and 20,000,000 shares of Series A Common Stock having 10 votes per share, (ii) the par value of the Common Stock will be reduced from $.01 per share to $.00001 per share, and (iii) the number of authorized shares of stock of any class of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote irrespective of Section 242(b)(2) of the General Corporation Law of the State of Delaware.

James R. Arabia, Chairman and Chief Executive Officer of the Company has the requisite voting power to pass the first amendment and has given his consent for its enactment. Mr. Arabia will subsequently possess the requisite voting power to pass the second amendment following the conversion of securities owned or controlled by him into Series A Common Stock and he has contractually obligated himself to convert into the Series A Common Stock and to authorize the second amendment.

Required Payments to Guarantor

As consideration for entering into the Guaranty Agreement (see Footnote N) the Company is required to pay to the Guarantor a fee of; (i) a $25,000 senior secured convertible note, and (ii) $900 of senior secured convertible notes for each $5,000 face value of Senior Convertible Notes sold by the Company (together the "Convertible Note(s)"). Each Convertible Note shall; (a) have a lien on all of the Company's assets, and will be equal in priority with all of the Company's other senior debt, (b) accrue (but not pay current) interest at the annual rate of four percent (4%), (c) mature on October 1, 2010, and (d) be convertible into common stock of the Company at a Conversion Price of $.005. Additionally, should the Guarantor be required to make any payments under the Guaranty Agreement to or for the benefit of holders of the Senior Convertible Notes pursuant to his obligations under the Guaranty the Company shall be obligated to repay Guarantor for all such payments and advances, and shall also be obligated to repay any reasonable fees and expenses, including legal expenses, expended by Guarantor in defending against any unsuccessful attempt by any party to enforce the Guaranty (unless such fees are paid by the losing party). The repayment of all such advances, payments and fees and expenses shall be secured by a first priority lien on essentially all of the Company's assets and will be equal in priority with all other senior secured debt of the Company and will accrue interest at the annual rate of eight percent (8%) and shall be due in full and payable on October 1, 2008.

P. GOING CONCERN:

To date the Company has had limited sales due to the early stage of its efforts to transition into the marketing and distribution of its products. Prior to the first quarter of fiscal year ending June 30, 2002, the Company was primarily engaged in research and development activities. Consequently, the Company has incurred recurring losses from operations. These factors, as well as the risks associated with raising capital through the issuance of equity and/or debt securities creates uncertainty as to the Company's ability to continue as a going concern.

The Company's plans to address its going concern issues include:

*	Increasing sales of its products through national distribution channels and through direct marketing to consumers;
*	Raising capital through the sale of debt and/or equity securities; and,
*	Settling outstanding debts and accounts payable, when available, through the issuance of debt and/or equity securities.

There can be no assurance that the Company will be successful in its efforts to increase sales, issue debt and/or equity securities for cash or as payment for outstanding obligations.

Capital raising efforts may be influenced by factors outside of the control of the Company, including, but not limited to, capital market conditions. Through the period ended December 31, 2005 the Company raised cash and retired outstanding obligations through the issuance of equity and debt/equity securities totaling $1,917,071 in the aggregate. Of this amount, $1,053,378 of equity and debt/equity securities were issued to pay past due creditors.

The Company is in various stages of development on a number of products and is actively attempting to market its migraine relief product nationally. As a result of capital constraints the national marketing of its migraine relief product has been very limited, and the Company has experienced slow sales to date. The Company believes its ability to build upon the current sales levels is enhanced by (i) the efficacy of its migraine product, MIGRASPRAY, as demonstrated by clinical trial results, (ii) the addition of new management, (iii) the implementation of the Company's marketing strategy, and (iv) continued growth of it's distribution platform.

A	C	I	ARMANDO C. IBARRA Certified Public Accountants A Professional Corporation

Armando C. Ibarra, C.P.A .	Members of the California Society of Certified Public Accountants
Armando Ibarra, Jr., C.P.A., JD	Members of the American Institute of Certified Public Accountants
Registered with the Public Company Accounting Oversight Board

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of NatureWell, Inc.

We have audited the accompanying consolidated balance sheets of NatureWell, Inc. as of June 30, 2005 and 2004 and the related consolidated statements of operations, changes in shareholders' equity and cash flow for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of NatureWell, Inc. as of June 30, 2005 and 2004, and the results of their operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note R to the consolidated financial statements, the Company's losses from operations raise doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Armando C. Ibarra ARMANDO C. IBARRA, CPA

October 10, 2005
Chula Vista, Ca. 91910

371 "E" Street, Chula Vista, CA 91910
Tel:(619)422-1348	Fax: (619)422-1465

NATUREWELL, INCORPORATED AND SUBSIDIARIES
Consolidated Balance Sheets

Restated
	As of June 30, 2005	As of June 30, 2004

ASSETS

Current Assets
Cash	$59,682	$1,687
Accounts receivable	586	480
Inventory	18,861	25,850
Prepaid expenses	1,009	376

Total Current Assets	80,138	28,393

Net Property & Equipment	14,901	15,338

Other Assets
Inventory	331,123	331,123
Other assets	1,555	2,455

Total Other Assets	332,678	333,578

TOTAL ASSETS	$427,717	$377,309

LIABILITIES & STOCKHOLDERS' DEFECIT

Current Liabilities
Accounts payable	$274,322	$225,238
Accrued expenses	53,039	84,498
Accrued litigation costs	130,170	156,262
Loans payable	436,910	13,042
Current portion of long-term debt	50,201	501,205
Due to officers	273,786	566,559

Total Current Liabilities	1,218,428	1,546,803

Long-Term Liabilities
Long term payables	-	110,013
Unsecured convertible notes	42,776	27,182
Senior secured notes	155,356	157,632
Subordinated secured notes	1,414,942	1,299,477
Senior secured convertible notes	1,260,183	654,068
DTI convertible notes	-	797,268

Total Long-Term Liabilities	2,873,257	3,045,640

TOTAL LIABILITIES	$4,091,685	$4,592,444

Stockholders' Deficit
Preferred stock, $0.01 par value (Series B; 75 shares issued and outstanding)	1	1
Common stock, $0.01 par value, (150,000,000 shares authorized; 118,221,228 and 117,629,795 shares issued and outstanding as of June 30, 2005 and June 30, 2004, respectively)	1,182,214	1,176,300
Additional paid-in capital	18,770,209	18,700,269
Less: Notes receivable officers	(120,965)	(208,734)
Accumulated deficit	(23,495,427)	(23,882,971)

Total Stockholders' Deficit	(3,663,968)	(4,215,135)

TOTAL LIABILITIES & STOCKHOLDERS' DEFICIT	$427,717	$377,309

See Notes to Consolidated Financial Statements.

NATUREWELL, INCORPORATED AND SUBSIDIARIES
Consolidated Statements of Operations

Restated
	For the Tweleve Months Ended
	June 30, 2005	June 30, 2004

Revenues
Gross Sales	$71,355	$97,110
Discounts	-	-
Returns	-	(5,218)

Net Sales	71,355	91,892

Costs and Expenses
Costs of goods sold (includes $179,370 inventory write down for June 30, 2004)	13,124	195,559
Selling general & administrative	634,360	779,553
Marketing & advertising	8,698	31,683
Consulting services	98,900	71,756
Depreciation and amortization	6,465	6,894
Research & development	352	2,677

Total Costs and Expenses	761,899	1,088,121

Loss From Operations	(690,544)	(996,229)

Other Income & (Expenses)
Other expense	(7,709)	(40,098)
Other income	606,194	951,409
Interest income	4,940	20,523
Interest expense	(219,374)	(195,016)

Total Other Income & (Expenses)	384,051	736,818

Net Loss before loss from discontinued operations	(306,493)	(259,411)

Loss from discontinued operations	(56,479)	(53,010)

Net Income (Loss) Before Taxes	(362,972)	(312,421)

Provision for Income Taxes	(1,000)	(1,000)

Net Income (Loss)	$(363,972)	$(313,421)

Basic earnings (loss) per share	$(0.00)	$(0.00)

Weighted average number of common shares outstanding	118,314,881	113,284,803

See Notes to Consolidated Financial Statements.

NATUREWELL, INCORPORATED AND SUBSIDIARIES
Consolidated Statement of Changes in Stockholders' Equity
For the Years Ended June 30, 2005 and 2004

Restated
	Common Stock	Common Stock Amount	Additional Paid-in Capital	Unearned/ Compensation & Officers Notes Receivable	Preferred Stock	Accumulated Deficit	Total

Balance, June 30, 2003	112,909,205	1,129,093	18,851,983	(652,061)	1	(23,569,551)	(4,240,534)

Shares issued to officers	2,072,143	20,721	10,382	-	-	-	31,103

Employee stock compensation	291,600	2,916	1,062	-	-	-	3,978

Share issuance of stock for services	7,906,847	79,068	51,968	-	-	-	131,036

Rescission of share issuance	(6,750,000)	(67,500)	(253,125)	320,625	-	-	-

Share issuances for converted notes	1,200,000	12,000	38,000	-	-	-	50,000

Notes receivable officers applied against payable	-	-	-	122,702	-	-	122,702

Net loss, June 30, 2004						(313,421)	(313,421)

Balance, June 30, 2004	117,629,795	$1,176,300	$18,700,269	$(208,734)	$1	$(23,882,972)	$(4,215,136)

Employee stock compensation	958,100	9,581	-	-	-	-	9,581

Share issuance of stock for services	883,333	8,833	-	-	-	-	8,833

Rescission of share issuance	(4,250,000)	(42,500)	(42,500)	87,769	-	-	-

Shares issued to officers	3,000,000	30,000	-	-	-	-	30,000

Distribution of net assets of Diagnostech share	-	-	112,440	-	-	751,517	866,726

Net loss, June 30, 2005						(363,972)	(363,972)

Balance, June 30, 2005	118,221,228	1,182,214	18,770,209	(120,965)	1	(23,495,427)	(3,663,968)

See Notes to Consolidated Financial Statements.

NATUREWELL, INCORPORATED AND SUBSIDIARIES
Consolidated Statements of Cash Flows

Restated
	For the Twelve Months Ended
	June 30, 2005	June 30, 2004

CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(363,972)	$(313,421)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	6,465	6,894
Accrued interest income	(4,940)	(20,523)
Accrued interest expense	212,093	195,868
Issuance of stock for services	18,414	185,865
Officer shares issued for compensation	30,000	11,103
Issuance of notes for services	98,574	499.500
Issuance of notes for accounts payable		484,443
Loss from discontinued operation	56,479	53,010
Changes in assets and liabilities:
(Increase) decrease in accounts receivable	(106)	8,356
(Increase) decrease in inventory	6,989	207,381
(Increase) decrease in prepaid expenses	(633)	1,808
(Increase) decrease in other assets	900	49,763
Increase (decrease) in accrued litigation	(26,092)	(350,631)
Increase (decrease) in due to officers	(292,773)	(725,002)
Increase (decrease) in accrued expenses	(31,459)	(136,416)
Increase (decrease) in accounts payable	49,084	(351,303)

Net cash provided by (used in) operating activities	(240,977)	(193,305)

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditure for property and equipment	(6,028)	(1,607)

Net cash provided by (used in) investing activities	(6,028)	(1,607)

CASH FLOWS FROM FINANCING ACTIVITIES
Payments on loans payable	-	(4,056)
Notes issued for cash	305,000	-
Proceeds from loans payable	-	200,000

Net cash provided by (used in) financing activities	305,000	195.944

Net increase (decrease) in cash	57,995	1,032

Cash at beginning of period	1,687	655

Cash at end of period	$59,682	$1,687

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

Income taxes paid	$-	$-

Interest paid	$7,281	$217

NON-CASH ACTIVITIES

Stock issued for services	$48,414	$136,138

Notes issued for services and accounts payable	$98,574	$983,943

See Notes to Consolidated Financial Statements.

NATUREWELL, INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

ORGANIZATION AND BASIS OF CONSOLIDATION:

NatureWell, Inc., a California corporation ("NWI-CA") was originally incorporated on April 26, 1983 (through an earlier predecessor corporation). In August 1998, NWI-CA acquired the assets and technology of Amtech Scientific, Inc. ("ATS") of which the assets were contributed to a newly formed subsidiary of NWI-CA, DiagnosTech, Inc, a California corporation ("DTI"). In September 2001, NWI-CA formed a wholly owned subsidiary in Delaware, NatureWell, Incorporated. This wholly owned subsidiary was established for the sole purpose of reincorporating NWI-CA in Delaware. In October 2001, NWI-CA obtained approval from a vote of a majority of its shareholders to reincorporate in Delaware. On October 25, 2001, the merger of NWI-CA into NatureWell, Incorporated, a Delaware corporation ("NatureWell", "NWI" or the "Company") was consummated. NWI-CA has been "merged-out" and dissolved as a result of the reincorporation. The Company has two wholly owned subsidiaries, Unified Technologies, Inc., a California corporation ("UTI") and Chemical Dependency Healthcare of California, Inc., a California corporation ("CDHC"). The Company as of June 30, 2005 also holds a 91.9 percent (91.9%) ownership interest in Nasal Mist, Inc., a California corporation ("NMI").

PRINCIPLES OF CONSOLIDATION:

The consolidated financial statements include the accounts of the Company and its subsidiaries and present them as one economic entity. All significant intercompany transactions and balances have been eliminated in consolidation as of June 30, 2005 and 2004.

BASIS OF ACCOUNTING:

The Company's policy is to use the accrual method of accounting to prepare and present financial statements, which conforms to generally accepted accounting principles ("GAAP').

REVENUE RECOGNITION AND TRADE SPENDING:

The Company recognizes revenue when the following conditions are met, (i) a customer has either paid or made arrangements to pay for the product, (ii) delivery to the customer has been made, (iii) the sale has been made at a fixed price or at a price that is determinable, (iv) collectibility is reasonably assured, (v) title and risk of loss has passed from the Company to the customer, and (vi) the buyer either does not possess any right to return the product and/or there no longer exists any substantial risk of return.

In the case of consigned product ("consigned product" having the broadest meaning as articulated in SAB-101) the Company's policy is that it does not recognize revenue, if any, until (i) title and risk of loss has passed from the Company to the buyer, (ii) the product has been paid for, and (iii) there no longer exists any substantial risk of return.

Notwithstanding the foregoing, the Company may in its discretion voluntarily decide to accept requests for product returns from its customers.

INVENTORY:

Inventory consists of healthcare and nutraceutical products. Inventory is valued at the lower of (i) cost or (ii) market based on conservatism. Cost is determined under the first-in, first-out (FIFO) method.

The Company has inventory that carries expiration dates ranging from June of 2003 to October of 2003, however, under the FDA, Homeopathic Drugs are not required to have an expiration date and such product has not, in actuality, expired. Therefore, the Company re-labels its inventory prior to sale and adds the cost of re-labeling to the cost basis of its inventory. The Company in the future intends to either omit the labeling of an expiration date or extend the labeling of an expiration date from the previous practice of two years.

Inventory has been allocated between short term assets and long terms assets to reflect the fact that it is uncertain that all of the Company's inventory will be disposed of within one year. The allocation reflects current sales trends estimates and does not take into consideration a completion of the Company's restructuring/capital raising efforts, which would presumably lead to increased sales of inventory within one year. Therefore, inventory currently classified as a long term asset, or some portion of it, may be disposed of within one year if sales accelerate from current levels.

For the period ending June 30, 2004 the Company wrote down its raw materials inventory of $162,000 because the Company had either disposed of such materials or was unable to determine whether the materials would be usable in the future. In addition the Company wrote down $17,500 in healthcare products owned by its former subsidiary, Diagnostech, which are no longer usable. The Company also adjusted $14,522 for display inventory for which the Company disputed payment.

MARKETING AND ADVERTISING COSTS

Marketing and advertising costs for the years ending June 30, 2005 and 2004 of $8,698 and $31,684, respectively, were charged to operations when incurred.

PROPERTY AND EQUIPMENT:

Property and equipment is recorded at cost. Maintenance, repairs, and minor renewals are expensed as incurred. When property and equipment are retired or otherwise disposed, the related cost and accumulated depreciation are eliminated and any gain or loss on disposition is reflected in current operations. Depreciation is accounted for on the straight-line method over the estimated useful lives of the assets, which ranges generally from three to five years. Property and equipment is shown net of accumulated depreciation of $6,465 and $6,894 for the years ended June 30, 2005 and 2004, respectively.

INCOME TAXES:

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of various assets for financial and income tax reporting. The deferred tax asset represents the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred taxes are recognized for net-operating losses that are available to offset future taxable income and tax credits available to offset future income taxes. A valuation allowance is provided against the deferred tax asset, where realization is uncertain.

USE OF ESTIMATES:

The preparation of the Company's financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the financial statement date and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates made by management.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRONOUNCEMENTS:

In May 2003, the Financial Accounting Standards Board issued SFAS No. 150. The Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. The Company does not expect the adoption of this standard to have a significant impact on its financial statements.

In April 2003, the Financial Accounting Standards Board issued SFAS No. 149. The Statement amends Statement 133 for decisions made i. as part of the Derivatives Implementation Group process that effectively required amendments to Statement 133, ii in connection with other Board projects dealing with financial instruments, and iii in connection with implementation issues raised in relation to the application of the definition of a derivative. The Company does not expect the adoption of this standard to have a significant impact on its financial statements.

In December 2002, the Financial Accounting Standards Board issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure" (SFAS 148). SFAS 148 amends SFAS No. 123 "Accounting for Stock-Based compensation" (SFAS 123), to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS 148 is effective for fiscal years beginning after December 15, 2002. The interim disclosure provisions are effective for financial reports containing financial statements for interim periods beginning after December 15, 2002. The adoption of SFAS 147 did not have a material effect on the Companies consolidated financial statements.

In October 2002, the Financial Accounting Standards Board issued SFAS No. 147, "Acquisitions of Certain Financial Institutions - an amendment of FASB Statements No. 72 and 144 and FASB interpretation No. 9". SFAS 147 removes acquisitions of financial institutions from the scope of both Statement 72 and interpretation 9 and requires that those transactions be accounted for in accordance with FASB Statements No. 141, Business Combinations, and No. 142 Goodwill and Other Intangible Assets. Thus, the requirement in paragraph 5 of Statement 72 to recognize (and subsequently amortize) any excess of the fair value of liabilities assumed over the fair value of tangible and identifiable intangible assets acquired as an unidentifiable intangible asset no longer applies to acquisitions within the scope of this Statement. In addition, this Statement amends FASB Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, to include in its scope long-term customer-relationship intangible assets of financial institutions such as depositor and borrower relationship intangible assets and credit cardholder intangible assets. Consequently, those intangible assets are subject to the same undiscounted cash flow recoverability test and impairment loss recognition and measurement provisions that Statement 144 requires for other long-lived assets that are held and used. SFAS 147 is effective October 1, 2002. The adoption of SFAS 147 did not have a material effect on the Companies consolidated financial statements.

In June 2002, the Financial Accounting Standards Board issued SFAS No. 146. The standard requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. The Company does not expect the adoption of this standard to have a significant impact on its financial statements.

In April 2002, the Financial Accounting Standards Board issued SFAS No. 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections ("SFAS 145"). Among other things, SFAS 145 eliminates the requirement that gains and losses from the extinguishments of debt be classified as extraordinary items. SFAS 145 is effective for fiscal years beginning after May 15, 2002, with early adoption permitted. The Company does not expect the adoption of this standard to have a significant impact on its financial statements.

B.  ACQUISITIONS:

All acquisitions by the Company, since inception, have been accounted for under the pooling-of-interests method used in a business combination according to GAAP. (Note A).

Under the pooling-of-interests method, UTI's results of operations have been included in the consolidated results of operations since inception (December 3, 1993) and the assets and liabilities of the separate companies have been combined and recorded at their historical cost.

C.  NOTES RECEIVABLE FROM OFFICERS

Notes Receivable for Acquisition of Common Stock:

The following table details stock issuances to officers, directors and employees of the Company in exchange for notes receivable. The notes accrue interest at the rate indicated in the table below.

Officer	Issue Date	# of Shares	Note Amount	Interest Rate	Accrued Interest

Donald Brucker	04-02-01	5,000,000	$100,000	4.94%	$ 20,965

		5,000,000	$100,000		$ 20,965

The note listed above matures on April 15, 2006. The note is collateralized by amounts due from the Company to the Maker of the note for unpaid salaries, bonuses and benefits, which amount owed to the Maker exceeds the amount due from that individual under the note.

The receivable of $120,865, which includes related interest of $20,965, is reflected as a contra equity in the financial statements.

D.  FORMATION OF SUBSIDIARIES:

DIAGNOSTECH, INC.:

In September 1998, the Company incorporated DiagnosTech, Inc. (DTI). DTI was formed to develop and market clinical diagnostic products using immunology and molecular biologic technologies purchased from Amtech Scientific, Inc. (ATS) a company formerly owned and founded by a former officer of the Company. In June of 2005 the board of directors determined that there were no realistic opportunities for DTI to establish a viable business and the Company surrendered all shares that it owned in DTI back to its treasury for no consideration. As a result of the transaction DTI is no longer a subsidiary of the Company as the Company has no ownership interest in DTI. As such, the Company no longer shows a liability for debentures issued by DTI as a liability on its balance sheet. The debentures had previously appeared on the Company's consolidated balance sheet as required under the rules of consolidation stated in paragraph 3 of ARB 51. The Company had no responsibility to pay either the principal or interest on the debentures and was neither an obligor nor guarantor of the debentures.

NASAL MIST, INC.

During August 1997, the Company formed Nasal Mist, Inc. (NMI), a subsidiary organized for the production and marketing of herbal nasal sprays. NMI received approximately $300,000 through a private placement. Pursuant to the private placement, the Company granted NMI a license and rights to receive from the Company and its successors-in-interest, an amount equal to 10% of the net sales, less commissions and discounts of nasal sprays sold. NMI is dormant, not engaged in any business operations and the Company does not intend to engage in any business operations at NMI in the future.

In July of 2002 the Company offered to purchase all outstanding shares of Nasal Mist, Inc. ("NMI") for three shares of the Company's stock for each share of NMI. The Company acquired 149,392 shares of NMI as a result of the offer and at the conclusion of the transaction had increased its ownership of NMI from 72.61% to 91.9%. The acquisition of the NMI stock was accounted for as the acquisition of additional interest in subsidiary resulting in an increase in goodwill for the amount of the fair market value of the shares issued to acquire the NMI stock ($31,372), and then the Company simultaneously wrote-off such goodwill as the Company values the NMI shares at zero.

NMI is dormant and not engaged in any operating activities and there are no plans to engage in any activities in the future.

E.  INVENTORY:

Inventory as of June 30, 2005 and 2004 is comprised of the following:

	2005	2004

Healthcare products	$ 18,861	$ 25,850
Contact lenses	-	-
Raw materials	-	-
Other Assets
Healthcare Products	331,123	331,123

	$ 349,984	$ 356,973

Inventory consists of healthcare and nutraceutical products. Inventory is valued at the lower of (i) cost or (ii) market based on conservatism. Cost is determined under the first-in, first-out (FIFO) method.

The Company has inventory that carries expiration dates ranging from June of 2003 to October of 2003, however, under the FDA, Homeopathic Drugs are not required to have an expiration date and such product has not, in actuality, expired. Therefore, the Company re-labels its inventory prior to sale and adds the cost of re-labeling to the cost basis of its inventory. The Company in the future intends to either omit the labeling of an expiration date or extend the labeling of an expiration date from the current practice of two years.

Inventory has been allocated between short term assets and long terms assets to reflect the fact that it is uncertain that all of the Company's inventory will be disposed of within one year. The allocation reflects current sales trends estimates and does not take into consideration a completion of the Company's restructuring/capital raising efforts, which would presumably lead to increased sales of inventory within one year. Therefore, inventory currently classified as a long term asset, or some portion of it, may be disposed of within one year if sales accelerate from current levels.

For the period ending June 30, 2004 the Company wrote down its raw materials inventory of $162,000 because the Company had either disposed of such materials or was unable to determine whether the materials would be usable in the future. In addition the Company wrote down $17,500 in healthcare products owned by its former subsidiary, Diagnostech, which are no longer usable. The Company also adjusted $14,522 for display inventory for which the Company disputed payment.

F.  BASIC AND FULLY DILUTED LOSS PER COMMON SHARE:

Effective November 30, 1998, the Company adopted the provisions of Statement of Financial Accounting Standards No. 128, Earnings per Share ("SFAS 128") which replaced the presentation of "primary" and "fully-diluted" earnings (loss) per common share required under previously promulgated accounting standards with the presentation of "basic" and "diluted" earnings (loss) per common share.

Basic earnings (loss) per common share is calculated by dividing net income or loss by the weighted average number of common shares outstanding during the period. The calculation of diluted earnings (loss) per common share is similar to that of basic earnings (loss) per common share, except that the numerator and denominator are adjusted to reflect the decrease in earnings per share or the increase in loss per share that could occur if securities or other contracts to issue common stock, such as stock options and convertible notes, were exercised or converted into common stock.

The Company was required to compute primary and diluted loss per share amounts for 2002 and 2001 pursuant to SFAS 128. Since the Company and its subsidiaries had losses applicable to common stock, the assumed effects of the exercise of outstanding warrants and stock options were anti-dilutive and, accordingly, dilutive per share amounts have not been presented in the accompanying consolidated statements of operations.

The per share computations reflect the effect of a 10 for 1 reverse stock split that occurred on April 14, 1995 and a 2 for 1 stock exchange between the Company and UTI on April 17, 1995. The Company has restated common stock to reflect the reverse stock split as a result of the merger.

G.  WARRANTS, OPTIONS AND STOCK BASED COMPENSATION:

Warrants and options outstanding as of June 30, 2005 and 2004 consists of 250,000 and 250,000, non-redeemable warrants and options to purchase shares of common stock of the Company, which are exercisable into 1 share of common stock at $0.05 per share and expire on October 1, 2007.

In May of 2004 the Company adopted its 2004 Incentive Stock Bonus and Option Plan (the "Plan"). The Plan is intended to advance the interests of the Company by affording to selected employees, directors and consultants, an opportunity for investment in the Company and the incentives inherent in stock ownership in the Company and to provide the Company with a means of attracting, compensating, and retaining the services of selected employees, directors and consultants. It allows for the issuance of 10,000,000 shares of S-8 stock, subject to the board's authority to amend the Plan, and as of June 30, 2005 9,790,890 shares were issued under the Plan. At October 13, 2004 9,790,890 shares were issued under the Plan. In addition to the shares authorized by the Plan, the Company may issue restricted shares, or securities that convert into restricted common stock (including convertible notes), to non-employees, employees, directors and consultants for services. Shares issued to non-employees, employees and directors in return for services are valued under the fair value method in accordance with SFAS 123.

Total compensation cost recognized in income for stock-based employee compensation was $39,581 (including officers) and $35,081 for the years ending June 30, 2005 and June 30, 2004 respectively. Of the $39,581 for June 30, 2005, $30,000 was for payment to officers and $9,581 was for payment to non-officer employees. Total cost recognized in income for shares issued to non-employees for services rendered was $8,833 and $131,036 for the years ending June 30, 2005 and June 30, 2004 respectively.

H.  PREFERRED STOCK:

The Company has outstanding 75 shares, $1,000 liquidation preference, of Series B Convertible Preferred Stock. Pursuant to the terms of the Series B Convertible Preferred stock, owned by James R. Arabia, Chairman, President, And Chief Executive Officer of the Company, Mr. Arabia is allowed to cast a vote, on all matters that the Company's shareholders are permitted to vote upon, equal to .7% of all outstanding securities that are eligible to vote at the time of such shareholder action for each share of Series B Convertible Preferred that he owns (.7% X 75 shares = 52.5% of total vote). The shares convert into 1,875,000 shares of the Company's common stock and are non-transferable without the consent of the board of directors.

I.  LOANS PAYABLE AND CURRENT PORTION OF LONG TERM DEBT:

Loans payable as of June 30, 2005 and 2004 consist of the following:

	2005	2004

Loans payable with annual interest varying from 8 to 10%	$ 436,910	$ 13,042

Current Portion of Long Term Notes Payable (2004 includes $454,851 due to officer):	50,201	501,205

	$ 487,111	$ 514,247

Loans payable consists of (i) an unsecured note totaling $14,108 including interest due thereon of $2,839 (this note is held by a former consultant to the Company accruing at 8%, which began amortizing on October 5, 2004 and is paid in 12 equal installments no payments have been made as of the date of this filing), (ii) a senior secured convertible note for $120,000 which is due in May of 2006, and (iii) four senior secured notes totaling $302,802, including interest of $2,802 accrued thereon, due and each payable on March 30, 2006.

The current portion of long-term debt consists of a defaulted note that is junior in right of payment to the Company's senior and second lien debt totaling $50,201 (including accrued interest of $10,200 thereon).

J.  LEASES:

The Company leases its corporate office facilities under a Month to Month lease that expires on January 15, 2006. The Company's base rent under the lease is $1,000 per month through September 15, 2004 and $1,400 through January 15, 2006.  Office rent and incidental expense was $34,018 and $547,234 for the years ending June 30, 2005 and 2004, respectively. Future minimum lease payments as of June 30, 2005:

Year Ending June 30,	Operating Lease

2005	$ 1,000

Total minimum lease payments	$ 1,000

K.  DTI CONVERTIBLE DEBENTURES:

During 1999, the Company's former subsidiary DTI conducted a convertible debt offering for a maximum amount of $4,000,000. A total of $571,000 was received from the offering. As a result of the Company's disposition of DTI (see Note D) the Company no longer shows a liability for debentures issued by DTI on its balance sheet. The debentures had previously appeared on the Company's consolidated balance sheet as required under the rules of consolidation stated in paragraph 3 of ARB 51. The Company had no responsibility to pay either the principal or interest on the debentures and was neither an obligor nor guarantor of the debentures.

L.  NOTES PAYABLE AND LONG TERM PAYABLES:

Notes payable as of June 31, 2005 and June 30, 2004 consist of the following:

	June 2005	June 2004

Subordinated Secured notes, with annual interest varying from 8% to 10%.	1,414,941	1,299,477

Senior Secured Notes, with annual interest of 8%	155,356	157,632

Subordinated Convertible Notes, with annual interest of 8%	42,776	27,182

Senior Secured Convertible Notes, with annual interest of 8%	1,260,183	654,068

	$ 2,873,257	$ 2,138,359

The subordinated secured notes totaling $1,414,941 include interest accrued thereon of $356,013. The notes are secured by a subordinate security interest (subordinated to senior debt) in essentially all of the Company's assets, are pari passu with other subordinate secured debt and continue to accrue interest at the rate of either 8% or 10% until April 1, 2006 and are fully amortized over 24 months from that date forward.

The senior secured notes totaling $155,356 include interest accrued thereon of $14,872. The senior secured notes are secured by a first priority security interest in essentially all of the Company's assets, are pari passu with other senior debt and accrue interest at the rate of 8% until April 1, 2006 and are fully amortized over 24 months from that date forward.

The unsecured convertible notes totaling $42,776 include interest accrued thereon of $3,973 and are convertible, in the aggregate, into 6,695,522 shares of common stock at the option of the holder. The senior secured convertible notes totaling $1,260,183 include interest accrued thereon of $75,162 and convert into 50,964,926 shares of common stock at the holders' option.

The senior convertible notes totaling $1,260,183 include interest accrued thereon of $75,162, are secured by a first priority security interest in essentially all of the Company's assets, are pari passu with other senior debt and accrue interest at 8% until October 1, 2006 and thereafter pay semi-annual interest only until maturity at April 2010.In the aggregate the senior convertible notes are convertible into 121,814,926 shares of Common Stock at the option of the holder.

M.  RELATED PARTY TRANSACTIONS

Under the terms of a security agreement between the Company and its Chief Executive Officer (the "Executive"), each and all of the Company's debts, obligations and liabilities to the Executive now existing or hereafter created, incurred, assumed or guaranteed are secured by a first priority lien on all of the Company's assets, which lien was perfected on July 16, 2002, and are pari passu with other senior debt.

In February 2005 the Company entered into an agreement with its Chief Financial Officer, Robert T. Malasek, that resulted in the forfeiture back to the Company of a senior secured convertible note, face value $7,000, which was convertible into 700,000 shares of common stock, and the issuance of a $6,000 unsecured convertible note which is convertible (subject to restrictions) as follows; (i) from the February 21, 2006 the Conversion Price of the note shall be $.0075, (ii) from February 22, 2006 until February 21, 2007 the Conversion Price of the note shall be $.005, provided however, such reduction in the Conversion Price shall only occur if Malasek has remained in the continuous employ of the Company for the entire preceding year, unless such employment is interrupted by death, disability or termination without cause, and (iii) from February 22, 2007 and thereafter the Conversion Price of the Note shall be $.0025, provided however, such reduction in the Conversion Price shall only occur if Malasek has remained in the continuous employ of the Company for the entire preceding two years, unless such employment is interrupted by death, disability or termination without cause.

In February 2005 the Company reached agreements with its two outside directors (Timothy R. Scott and John W. Huemoeller), that will result in the rescission of certain previous agreements between Mr. Scott and the Company and the forfeiture back to the Company from Mr. Scott of a senior secured convertible note, face value $7,500, which was convertible into 750,000 shares of common stock, and 750,000 shares of common stock. Mr. Huemoeller agreed to forfeit back to the Company a senior secured convertible note, face value $10,000, which was convertible into 1,000,000 shares of common stock. The agreements further require that as payment and settlement of all monies or consideration owed to Messrs. Scott and Huemoeller as of February 21, 2005 (neither director has ever received any cash compensation for their services) the Company shall issue two unsecured convertible notes, aggregate face value $17,500, which convert into 7,000,000 shares of common stock, subject to restrictions on conversion ($10,000 note convertible into 4,000,000 shares for Mr. Scott and $7,500 note convertible into 3,000,000 shares for Mr. Huemoeller).

The convertible notes issued to Messrs. Malasek, Scott and Huemoeller shall be subject to the same restrictions on conversion and covenants by the Company as described below in Sections 7 and 8 of the Arabia Letter Agreement.

In February 2005 the Company entered into an agreement with an employee that resulted in the forfeiture back to the Company of a senior secured convertible note, face value $9,000, which was convertible into 900,000 shares of common stock, and the issuance of a $7,000 unsecured convertible note which is convertible as follows; (i) from the February 21, 2006 the Conversion Price of the note shall be $.0075, (ii) from February 22, 2006 until February 21, 2007 the Conversion Price of the note shall be $.005, provided however, such reduction in the Conversion Price shall only occur if the employee has remained in the continuous employ of the Company for the entire preceding year, unless such employment is interrupted by death, disability or termination without cause, and (iii) from February 22, 2007 and thereafter the Conversion Price of the Note shall be $.0025, provided however, such reduction in the Conversion Price shall only occur if the employee has remained in the continuous employ of the Company for the entire preceding two years, unless such employment is interrupted by death, disability or termination without cause.

In February 2005 the Company and the Chief Executive Officer reached an amended and restated letter agreement (the "Arabia Letter Agreement") having the following terms:

1.

In exchange for that certain senior secured note held by Arabia, face value $382,500, which went into payment default on October 5, 2003 and has a total balance due of $484,698 as of the Effective Date, the Company shall issue to Arabia, or order; (A) 25 shares of convertible preferred stock having the same rights and preferences per share as the 50 shares of Series B preferred stock held by Arabia (including voting rights of .7% per share of all securities entitled to vote), (B) a senior convertible note, face value $190,000, convertible into common stock (at any time, in whole or in part, at the option of the holder) at a Conversion Price of $.01, which shall; (a) be secured by a first lien on all of the Company's assets and be pari passu with the Company's other senior debt, (b) accrue interest at the rate of 4% per annum, and (c) mature on October 1, 2010, and (C) a senior secured note, face value $100,000, which shall; (i) be secured by a first lien on all of the Company's assets and be pari passu with the Company's other senior debt, (ii) accrue interest at the rate of 4% per annum, and (iii) mature on March 30, 2006.

2.	The Company shall issue 3,000,000 shares of S-8 stock to Arabia as payment for $30,000 of past due compensation.
3.

The Company shall issue a senior secured convertible note to Arabia, face value $110,000, as payment for $110,000 of past due compensation. Such senior convertible note shall; (i) be secured by a first lien on all of the Company's assets and be pari passu with the Company's other senior debt, (ii) accrue interest at the rate of 4% per annum, (iii) mature on October 1, 2010, and (iv) be convertible into the Company's common stock (at any time, in whole or in part, at the option of the holder) at a Conversion Price of $.01, which Conversion Price shall be adjusted on May 15, 2006 to $.005, provided however, such adjustment shall only be made if Arabia has remained in the continuous employ of the Company from the Effective Date until May 15, 2006 unless such employment is interrupted by death, disability or termination without cause (as such terms are defined in Arabia's employment agreement in effect as of the Effective Date). Further, such note shall be convertible into S-8 shares upon the modification by the Company of its Stock Plan to allow such conversion.

4.

The Company shall issue to Arabia a senior secured note, face value $150,000, as payment for $150,000 of past due compensation and unpaid benefits. Such senior note shall; (i) be secured by a first lien on all of the Company's assets and be pari passu with the Company's other senior debt, (ii) accrue interest at the rate of 4% per annum, and (iii) mature on March 30, 2006.

5.

Arabia hereby waives/forgives $85,360 owed to him by the Company for compensation and benefits, leaving a balance due of $132,250 as of the Effective Date, which balance is due and payable on or before April 15, 2005 and shall be secured by a first lien on all of the Company's assets and be pari passu with the Company's other senior debt.

6.

Arabia hereby agrees to waive/forgive all interest accrued up to the Effective Date on those certain convertible debentures owned by Arabia, $200,000 face value and $50,000 face value. Such convertible notes shall also be modified to decrease the interest rate to 4% per annum, which shall accrue until maturity of October 1, 2010.

7.

Notwithstanding anything contained herein or in any convertible note beneficially owned by Arabia to the contrary, Arabia shall be restricted from converting any convertible note now or hereafter beneficially owned by him unless and until for sixty (60) days prior to such conversion (the "Sixty Day Testing Period") the Company had authorized common stock in an amount great enough to meet the aggregate conversion rights of all of its convertible securities outstanding on each day of the Sixty Day Testing Period, including all convertible securities beneficially owned by Arabia (when calculating aggregate conversion rights it shall be assumed that all convertible securities outstanding at the time the calculation is made have the right to immediately convert into common stock at the lowest possible conversion price that each such security may achieve at any time up to its maturity, even if they do not have such rights at the time of the calculation). The restriction described in this Section 7 shall be null and void and of no force or effect if at any point in time after the Effective Date Arabia was permitted to convert any note subject to this restriction (whether or not he actually converted any such note(s)), unless the parties agree in writing to extend the enforceability of this restriction. Further, if this restriction shall continue to be in force upon the one-year anniversary of the Effective Date, it shall constitute an event of default under the senior convertible notes owned by Arabia.

8.

The Company represents and covenants that it shall make its reasonable best efforts to accomplish or facilitate an increase of the Company's (or its successor's) authorized common stock to an amount that would render Section 7 null and void.

In February 2005 the Company and its Senior Vice President of Research and Development reached an amended and restated letter agreement (the "Brucker Letter Agreement") having the following terms:

1.

The Company shall issue an unsecured convertible note to Brucker, face value $12,500, as payment for past due compensation and loans/advances made to the Company. Such convertible note shall; (i) accrue interest at the rate of 4% per annum, (ii) mature on October 1, 2010, and (iii) be convertible into the Company's common stock (at any time, in whole or in part, at the option of the holder) at a Conversion Price of $.0025, provided however, should the par value of the Company (or its successor) become equal to or less than the Conversion Price the Company shall have the right to force conversion into common stock at any time thereafter (5,000,000 shares).

2.

The Company shall issue a senior secured convertible note to Brucker, face value $25,000, in exchange for that certain senior secured note (and accrued interest thereon) owned by Brucker, face value $18,250, which is dated February 15, 2004, and as payment for services of approximately $5,290. Such senior convertible note shall; (i) be secured by a first lien on all of the Company's assets and be pari passu with the Company's other senior debt, (ii) accrue interest at the rate of 4% annum, (iii) mature on October 1, 2010, and (iv) be convertible into the Company's common stock (at any time, in whole or in part, at the option of the holder) at a Conversion Price of $.0025.

3.

The Company shall issue to Brucker a senior secured note, face value $50,000, as payment for $50,000 of past due compensation. Such senior note shall; (i) be secured by a first lien on all of the Company's assets and be pari passu with the Company's other senior debt, (ii) accrue interest at the rate of 4% per annum, and (iii) mature on March 30, 2006.

4.

The Company shall amend that certain senior convertible note owned by Brucker, face value $50,000, which is dated February 15, 2004, as follows; (i) the Conversion Price shall be subject to adjustment on May 15, 2006 to $.005, provided however, such adjustment shall only be made if Brucker has remained in the continuous employ of the Company from the Effective Date until May 15, 2006 unless his employment is interrupted by death, disability or termination without cause (as such terms are defined in the employment agreement of James R. Arabia in effect as of the Effective Date), (ii) the interest rate shall be reduced to 4% per annum and will accrue until maturity, (iii) the maturity shall be extended to October 1, 2010, and (iv) all interest accrued up to the Effective Date shall be waived/forgiven.

5.	Brucker hereby waives/forgives $64,779 owed to him by the Company for compensation, leaving a balance due of $121,816 as of the Effective Date.
6.

Immediately following the forced conversion of the unsecured convertible note described in Section 1, a rescission, together but not separately, of the following agreements between the Company and Brucker shall become effective; the Stock Issuance Agreement, the Stock Purchase Agreement, the Secured Promissory Note and the Security Agreement, all of which are dated April 28, 2001. Upon such rescission Brucker shall promptly forfeit 5,000,000 shares of the Company's common stock owned by him (certificates # LJ 3145, 3146, 3147 and 3148) and shall waive/forgive the balance due to him outlined in Section 6 and all interest that has accrued thereon.

7.

Notwithstanding anything contained herein or in any convertible note beneficially owned by Brucker to the contrary, Brucker shall be restricted from converting any convertible note now or hereafter beneficially owned by him unless and until for sixty (60) days prior to such conversion (the " Sixty Day Testing Period ") the Company had authorized common stock in an amount great enough to meet the aggregate conversion rights of all of its convertible securities outstanding on each day of the Sixty Day Testing Period, including all convertible securities beneficially owned by Brucker (when calculating aggregate conversion rights it shall be assumed that all convertible securities outstanding at the time the calculation is made have the right to immediately convert into common stock at the lowest possible conversion price that each such security may achieve at any time up to its maturity, even if they do not have such rights at the time of the calculation). The restriction described in this Section 7 shall be null and void and of no force or effect if at any point in time after the Effective Date Brucker was permitted to convert any note subject to this restriction (whether or not he actually converted any such note(s)), unless the parties agree in writing to extend the enforceability of this restriction. Further, if this restriction shall continue to be in force upon the one-year anniversary of the Effective Date, it shall constitute an event of default under the senior convertible notes owned by Brucker.

8.

The Company represents and covenants that it shall make its reasonable best efforts to accomplish or facilitate an increase of the Company's (or its successor's) authorized common stock to an amount that would render Section 7 null and void.

At June 30, 2005 the Company's Due to Balance owed to its Chief Executive Officer was $141,253. The Company also owes the Executive $753,488 pursuant to various senior secured notes, including interest thereon as follows: (i) $200,931 of senior secured notes due on March 30, 2006, and (ii) senior secured convertible notes totaling $552,557.

N.  COMMITMENTS AND CONTINGENCIES

Insurance

Currently the Company does not carry product liability insurance. Pending the outcome of the Company's restructuring/capital raising efforts, and tests of its new marketing strategy, insurance coverage will be evaluated in amounts that management believes is adequate to cover the risks it faces in the industry in which it competes. There can be no assurance, however, that the Company can afford such insurance coverage or that such insurance coverage will be adequate to cover all losses, which the Company may incur in future periods or that coverage will be available for all of the types of claims the Company faces or may face.

Unsecured Creditors of the Company

The Company is delinquent with a number of unsecured creditors for which no payment arrangements exist or for which no agreement to forestall collection action has been agreed upon. Creditors in this category amount to approximately $196,000, excluding officers and directors, including those accounted for in the Company's litigation reserve of $130,170, and are comprised of a number of creditors owed amounts of less than $5,000. Whenever feasible the Company negotiates with these creditors to reach settlement agreements that are acceptable to the Company, however, if the Company is unable to reach acceptable settlement arrangements it may be subject to various collection actions.

In December of 2003 the Company reached a settlement agreement with its former landlord (for a lease it defaulted under for its previous headquarters in La Jolla, California) that requires payments of $1,500 per month for September 1 st, 2005 through December 1 st , 2005 and a final payment of $44,000 on January 1, 2006. Pursuant to the settlement the Company stipulated to an entry of judgment in the event that it defaults under the payment arrangement in an amount equal to the amount due at such time.

Employment Contracts

Effective July 1, 2004 the Company and its Chief Executive Officer entered into an amended employment contract (the "Amended and Restated Employment Contract") which provides the following to the Executive; (i) Base salary of $250,000, (ii) bonus, if any, determined and payable at the discretion of the board of directors, (iii) $6,000 annual car allowance, and (iv) complete medical coverage. Under the Amended and Restated Employment Contract if the Company terminates the executive without cause, or if he terminates his employment for good reason, the Company is obligated to make a lump sum severance payment equal to one year's base salary.

Litigation and Legal Proceedings

At June 30, 2005 the Company has a litigation reserve totaling $130,170 which it maintains for legal and settlement costs associated with its restructuring efforts and for current litigation arising in the ordinary course of business. Notwithstanding the litigation reserve established, in the light of the Company's current financial condition, the Company's cash liability, if any, arising from legal proceedings, could have a material adverse effect on the Company's financial position, results of operations or cash flows.

Increase of Authorized Capital Stock

The Company will need to increase its authorized capital stock in order to issue additional common stock (and to have stock available for instruments that convert into common stock) in an amount adequate to meet its capital needs and commitments. Currently the Company has authorized common stock of 150,000,000 shares, par value $.01, and authorized preferred stock of 15,000,000 shares, par value $.01. As of June 30, 2005 there were 118,221,228 common shares outstanding and 75 preferred shares outstanding. In order to meet the conversion rights of its outstanding convertible securities as well as the conversion rights of Senior Convertible Notes being offered and other anticipated capital needs, the Company will need to increase the amount of authorized common stock. Therefore the Company intends to achieve an increase in its authorized common and/or other capital stock. Although the Company believes that it will achieve an increase in its authorized stock, there can be no assurance that such an increase will be achieved.

Required Payments to Guarantor

As consideration for entering into the Guaranty Agreement (see Footnote Q) the Company is required to pay to the Guarantor a fee of; (i) a $25,000 senior secured convertible note, and (ii) $900 of senior secured convertible notes for each $5,000 face value of Senior Convertible Notes sold by the Company (together the "Convertible Note(s)"). Each Convertible Note shall; (a) have a lien on all of the Company's assets, and will be equal in priority with all of the Company's other senior debt, (b) accrue (but not pay current) interest at the annual rate of four percent (4%), (c) mature on October 1, 2010, and (d) be convertible into common stock of the Company at a Conversion Price of $.005. Additionally, should the Guarantor be required to make any payments under the Guaranty Agreement to or for the benefit of holders of the Senior Convertible Notes pursuant to his obligations under the Guaranty the Company shall be obligated to repay Guarantor for all such payments and advances, and shall also be obligated to repay any reasonable fees and expenses, including legal expenses, expended by Guarantor in defending against any unsuccessful attempt by any party to enforce the Guaranty (unless such fees are paid by the losing party). The repayment of all such advances, payments and fees and expenses shall be secured by a first priority lien on essentially all of the Company's assets and will be equal in priority with all other senior secured debt of the Company and will accrue interest at the annual rate of eight percent (8%) and shall be due in full and payable on October 1, 2008.

O.  INCOME TAXES:

Provision for income taxes for the years ended June 30, 2004 and 2003 consists solely of the minimum California franchise tax due for the Company and each of its subsidiaries.

Provision for income taxes is summarized as follows:

	June 30, 2005	June 30, 2004

Current income taxes	$ 4,000	$ 4,000
Deferred income taxes

Provision for income taxes	$ 4,000	$ 4,000

The Company's total deferred tax asset as of June 30, 2005 is as follows:

Net operating loss carry-forward	$ 7,048,268
Valuation allowance	(7,048,268)

Net deferred tax asset	$ -

As of June 30, 2005, the Company had net operating loss carry-forwards totaling approximately $16,446,799 for federal and $7,401,060 for state, before any limitations. The carry-forwards expire through 2025 for federal and 2010 for state.

The realization of any future income tax benefits from the utilization of net operating losses may be severely limited. Federal and state tax laws contain complicated change of control provisions (generally when a more than 50 percent ownership change occurs within a three-year period), which, if triggered, could limit or eliminate the use of the Company's net operating loss carry-forwards.

P.  MAJOR CUSTOMER AND SEGMENT INFORMATION

The Company operates solely in one industry segment: the marketing and support of its homeopathic drug used for the treatment and prevention of migraine headaches. The Company has no customers that exceed 5% of gross revenues for the year ending June 30, 2005. The Company has no operations or assets located outside of the United States. The Company's sales are concentrated in the MigraSpray product, creating a risk of concentration associated with the sale of a single product and limited customer base. The loss of this single product market could cause severe damage to the Company's financial future.

Q.  RESTRUCTURING

The Company has made substantial progress towards the completion of its restructuring and has reached agreements and/or settlements for repayment of most of its past due unsecured creditors. Such cooperating creditors have either received a subordinated note, secured by a second lien on the Company's assets, and one share of restricted common stock for each one dollar owed to the creditor as payment in full of all monies owed to the creditor or have entered into a defined repayment arrangement. The subordinated notes are junior in right of payment to the senior debt and senior in right of payment to the unsecured creditors (see Note L for a description of the notes). At June 30, 2005 approximately $1,414,941 of subordinated notes were outstanding, and the amount owed to past due creditors, not covered by any defined payment arrangement, is approximately $196,000 (excluding amounts owed to officers and directors), which includes a litigation reserve of $130,170 (see also Note N - "Unsecured Creditors").

The Company believes that the completion of sufficient capital raising efforts is an integral part of its restructuring and in December of 2004 the Company began conducting a private placement offering of $1,250,000 of senior secured convertible notes (the "Senior Convertible Notes"), which offer a third-party guaranty as to the timely payment of principal and interest. As of June 30, 2005 the Company had sold $300,000 face value of Senior Convertible Notes. The Senior Convertible Notes; (i) are secured by a first priority lien on all of the Company's assets and are equal in priority with all of the Company's other senior debt, (ii) either pay 8% annual interest on a quarterly basis beginning on April 1, 2005 or accrue interest at the rate of 6% (the investor chooses the interest payment option), (iii) mature on October 1, 2008, (iv) are convertible at any time at the holder's option, in whole or in part in minimum increments of $5,000, into the Company's common stock at a conversion price of $.025 per share (if covered by the third party guaranty), and (v) may be covered by a third party guaranty agreement at the option of the purchaser of the note (the "Guaranty" or "Guaranty Agreement"). Of the $300,000 sold, all are covered by the Guaranty Agreement. The Senior Convertible Notes are being offered without registration under the Securities Act of 1933 (the "Securities Act") in reliance upon exemption from registration afforded by Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder. The Offering is being made without any form of general solicitation or general advertising and each purchaser must represent to the Company that they are purchasing the securities for their own account, for investment purposes only and not with a view towards distribution or resale to others.

The Guaranty Agreement is entered into by the Company and Milan Mandaric (the "Guarantor") for the express benefit of any investor that purchases a Senior Convertible Note. It requires that the Guarantor unconditionally and irrevocably and without limitation or exception (other than conditions, limitations or exceptions specifically described in the Guaranty Agreement) guaranty the faithful and complete payment of any sums, including principal and interest, contemplated by any Senior Convertible Note as required by the Guaranty Agreement. The Company is permitted to enforce the Guaranty on behalf of purchasers of the Senior Convertible Notes.

Pursuant to the terms of the Private Placement, the Company has wide latitude, in its sole and absolute discretion, to increase or decrease the size of the offering (although the Guaranty is only available for up to $1.25 million of Senior Convertible Notes) and/or modify any terms of the offering.

In addition to the Private Placement, the Company is evaluating raising capital from institutional sources in amounts greater than the Maximum Offering Amount. The Company believes that it is likely that it will need capital in an amount greater than the amount of funding contemplated by the Private Placement to fully implement its business strategy. There can be no assurance that the Company will timely complete either its financing efforts or other aspects of its restructuring, or that if both goals are reached cash flows will be sufficient to fund the Company's ongoing capital and operating needs. If the Company is unable to complete a successful restructuring, including its financing efforts, the Company will be severely limited in its ability to execute its contemplated business plan and continue as a going concern.

R.  GOING CONCERN:

To date the Company has had limited sales due to the early stage of its efforts to transition into the marketing and distribution of its products. Prior to the first quarter of fiscal year ending June 30, 2002, the Company was primarily engaged in research and development activities. Consequently, the Company has incurred recurring losses from operations. These factors, as well as the risks associated with raising capital through the issuance of equity and/or debt securities creates uncertainty as to the Company's ability to continue as a going concern.

The Company's plans to address its going concern issues include:

*	Increasing sales of its products through national distribution channels and through direct marketing to consumers;
*	Raising capital through the sale of debt and/or equity securities; and,
*	Settling outstanding debts and accounts payable, when available, through the issuance of debt and/or equity securities.

There can be no assurance that the Company will be successful in its efforts to increase sales, issue debt and/or equity securities for cash or as payment for outstanding obligations.

Capital raising efforts may be influenced by factors outside of the control of the Company, including, but not limited to, capital market conditions. During the year ended June 30, 2005 the Company raised cash and retired outstanding obligations through the issuance of equity and debt/equity securities totaling $1,917,071 in the aggregate. Of this amount, $1,053,378 of equity and debt/equity securities were issued to pay past due creditors.

The Company is in various stages of development on a number of products and is actively attempting to market its migraine relief product nationally. As a result of capital constraints the national marketing of its migraine relief product has been very limited, and the Company has experienced slow sales to date. The Company believes its ability to build upon the current sales levels is enhanced by (i) the efficacy of its migraine product, MIGRASPRAY, as demonstrated by clinical trial results, (ii) the addition of new management, (iii) the implementation of the Company's marketing strategy, and (iv) continued growth of it's distribution platform.

S. OTHER INCOME:

In fiscal years ending June 30, 2005 and 2004 the Company recognized substantial amounts of other income, which is primarily comprised of non-recurring transactions as follows:

For the fiscal year ending June 30, 2005 the Company recognized other income of $606,194 which is comprised of; (i) $48,924 associated with discounted settlements of various accrued liabilities and accounts payable, (ii) $16,000 as a result of income derived from the settlement of a lawsuit, (iii) a reduction of $11,092 to the Company's litigation reserve as a result of the settlement of the lawsuit mentioned above, and (iv) a reduction of $530,178 of accrued salaries and benefits due to the Officers of the Company as a result of the Officers forgiving such accrued salaries and benefits.

For the fiscal year ending June 30, 2004 the Company recognized other income of $951,409, which is comprised of; (i) $94,899 associated with discounted settlements of various accrued liabilities and accounts payable, (ii) a reduction of $210,290 to the Company's litigation reserve as a result of the settlements of accrued liabilities and accounts payable mentioned above, (iii) a reduction of $641,351 of accrued salaries and benefits due to Officers of the Company as a result of the Officers forgiving such accrued salaries and benefits, (iv) $4,671 derived from the collection of a bad debt, and (v) $198 of miscellaneous other income.

T. RESTATED FINANCIAL STATEMENTS

The Company's audited financial statements as of June 30, 2005 with an auditors report date of October 10, 2005 have been restated.
•	Note S was added.
•	Cash flow statement was revised.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

RESULTS OF OPERATIONS

SIX MONTHS ENDING DECEMBER 31, 2005 COMPARED TO SIX MONTHS ENDING DECEMBER 31, 2004

On a consolidated basis, the Company had gross sales totaling $27,200 for the period ending December 31, 2005, compared with $32,366 in gross sales for the same period ending December 31, 2004. This represented a decrease of $5,166 or 15.9% in gross sales from the year before.

The Company experienced a net loss of $419,466 for the six-month period ended December 31, 2005, compared with a net loss of $435,066 for the same period ended December 31, 2004. This represents a decrease of $15,600 or 3.6% from the same period ending December 31, 2004. A substantial portion of the decrease in net loss is a result of a decrease in selling, general and administrative expenses for the period.

The Company's gross profit margin for the period ending December 31, 2005 was 87.0%, or $23,662. Gross profit margin for the period ending December 31, 2004 was 81.3% or $26,323. The increase in gross profit margin is attributable to a reduction of sales promotions. The Company's cost of products sold for the periods ending December 31, 2005 and 2004 was $3,538 and $6,043, respectively. The Company expects product cost as a percentage of gross sales to remain at these levels as a result of its direct sales strategy.

Consulting fees totaled $51,500 and $6,000 for the periods ending December 31, 2005 and 2004, respectively. This represented an increase of $45,500 from the prior year. The Company hired some outside consultants to help with various administrative tasks a majority of the fees were paid with stock issuances. Selling, general and administrative expenses incurred by the Company, were $260,378 for the six month period ended December 31, 2005, compared with $329,804 for the same period ended December 31, 2004. This represented a decrease of $69,426 or 21.1% from the prior year. The decrease is primarily attributable to additional reductions in overhead achieved in the Company's restructuring.

FISCAL YEAR ENDING JUNE 30, 2005 COMPARED TO FISCAL YEAR ENDING JUNE 30, 2004

On a consolidated basis, the Company had gross sales totaling $71,355 for the year ended June 30, 2005, compared with $97,110 in gross sales for the same period ending June 30, 2004. This represented a decrease of $25,755 or 26.5% in gross sales from the year before. The sales decrease is primarily attributable to slow product movement due to lack of financing necessary to provide marketing support for the Company's product. The Company also had product returns of $0 for the year ending June 30, 2005.

The Company experienced a net loss of $363,972 for the twelve-month period ended June 30, 2005, compared with a net loss of $313,421 for the same period ended June 30, 2004. This represents an increase of $50,551 or 16.1% from the prior year. A substantial portion of the decrease in net loss is attributable to income derived from the forgiveness of debt and accrued expenses and liabilities as well as decreased selling, general and administrative, marketing, and advertising costs.

The Company had a gross profit margin for the year ended June 30, 2005 of 81.6% or $58,231. The Company's cost of products sold for the years ended June 30, 2005 and 2004 was $13,124 and $195,559, respectively. The Company expects product cost as a percentage of gross sales to decrease as the Company increases its sales through the use of direct and other marketing.

Consulting fees totaled $98,900 for the year ended June 30, 2005, compared with $71,756 for the same period ending June 30, 2004. This represented an increase of $27,144 or 37.8% from the prior year. Marketing and advertising cost totaled $8,698 for the year ended June 30, 2005, compared to $31,683 for the same period ending June 30, 2004. Selling, general and administrative expenses incurred by the Company were $634,360 for the year ended June 30, 2005, compared with $779,553 for the same period ended June 30, 2004. This represented a decrease of $145,193 or 18.6% from the prior year. The decrease is due primarily to reduced salaries, workforce, legal fees and the waiver by officers of salaries and benefits due to such officers.

LIQUIDITY AND CAPITAL RESOURCES

At December 31, 2005, the Company had current assets of $19,773, including cash of $2,759. At December 31, 2005, current assets included inventory valued at $16,549. Other assets at December 31, 2005 included inventory of 331,133. Total assets for the period ending December 31, 2005 were $363,836.

The report of the Company's independent auditors on the financial statements for the year ended June 30, 2005, includes an explanatory paragraph relating to the uncertainty of the Company's ability to continue as a going concern due to recurring losses and the risks associated with raising capital through issuance of equity and/or debt securities.

The Company has financed its operations primarily through the sale of convertible notes, revenue from sales and cash advances from its Chief Executive Officer, James R. Arabia. Assuming a successful completion of an acceptable restructuring/capital raising effort the Company anticipates that the proceeds from future sale of equity and/or debt securities (including convertible debt) together with revenues from product sales should be sufficient to finance its operations for the next twelve months. However, there can be no assurance that the Company will successfully complete a satisfactory restructuring plan and financing effort, or that their will be sufficient sales or that any combination thereof will be sufficient to meet its capital needs, which, if not met, could result in the Company being unable to continue as a going concern.

Over the next twelve months the Company will need to raise additional capital for its business operations.

In December of 2004 the Company began conducting a private placement offering of $1,250,000 (the "Maximum Offering Amount") of senior secured convertible notes (the "Senior Convertible Notes"), which offer a third-party guaranty as to the timely payment of principal and interest (the "Private Placement"). As of December 31, 2005 the Company had sold $300,000 face value of Senior Convertible Notes all of which are covered by the third-party guaranty and are further secured by a first priority lien on all of the Company's assets and are equal in priority with all of the Company's other senior debt and are convertible at any time at the holder's option, in whole or in part in minimum increments of $5,000, into the Company's common stock at a conversion price of $.025 per share. Of the $300,000 sold, $165,000 pay interest of 8% per annum on a quarterly basis and mature on October 1, 2008, $15,000 accrues interest at the rate of 6% per annum and matures on October 1, 2008 and $120,000 pays interest of 10% per annum on a monthly basis and matures on May 1, 2006. The Senior Convertible Notes are being offered without registration under the Securities Act of 1933 (the "Securities Act") in reliance upon exemption from registration afforded by Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder. The Offering is being made without any form of general solicitation or general advertising and each purchaser must represent to the Company that they are purchasing the securities for their own account, for investment purposes only and not with a view towards distribution or resale to others.

The Guaranty Agreement is entered into by the Company and Milan Mandaric (the "Guarantor") for the express benefit of any investor that purchases a Senior Convertible Note. It requires that the Guarantor unconditionally and irrevocably and without limitation or exception (other than conditions, limitations or exceptions specifically described in the Guaranty Agreement) guaranty the faithful and complete payment of any sums, including principal and interest, contemplated by any Senior Convertible Note as required by the Guaranty Agreement. The Company is permitted to enforce the Guaranty on behalf of purchasers of the Senior Convertible Notes.

Pursuant to the terms of the Private Placement, the Company has wide latitude, in its sole and absolute discretion, to increase or decrease the size of the offering (although the Guaranty is only available for up to $1.25 million of Senior Convertible Notes) and/or modify any terms of the offering.

In addition to the Private Placement, the Company is evaluating raising capital from institutional sources in amounts greater than the Maximum Offering Amount. The Company believes that it is likely that it will need capital in an amount greater than the amount of funding contemplated by the Private Placement to fully implement its business strategy. There can be no assurance that the Company will timely complete either its financing efforts or other aspects of its restructuring, or that if both goals are reached cash flows will be sufficient to fund the Company's ongoing capital and operating needs. If the Company is unable to complete a successful restructuring, including its financing efforts, the Company will be severely limited in its ability to execute its contemplated business plan and continue as a going concern.

RECENT ACCOUNTING PRONOUNCEMENTS

In May 2003, the Financial Accounting Standards Board issued SFAS No. 150. The Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. The Company does not expect the adoption of this standard to have a significant impact on its financial statements.

In April 2003, the Financial Accounting Standards Board issued SFAS No. 149. The Statement amends Statement 133 for decisions made i. as part of the Derivatives Implementation Group process that effectively required amendments to Statement 133, ii in connection with other Board projects dealing with financial instruments, and iii in connection with implementation issues raised in relation to the application of the definition of a derivative. The Company does not expect the adoption of this standard to have a significant impact on its financial statements.

In December 2002, the Financial Accounting Standards Board issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure" (SFAS 148). SFAS 148 amends SFAS No. 123 "Accounting for Stock-Based compensation" (SFAS 123), to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS 148 is effective for fiscal years beginning after December 15, 2002. The interim disclosure provisions are effective for financial reports containing financial statements for interim periods beginning after December 15, 2002. The adoption of SFAS 147 did not have a material effect on the Companies consolidated financial statements.

In October 2002, the Financial Accounting Standards Board issued SFAS No. 147, "Acquisitions of Certain Financial Institutions - an amendment of FASB Statements No. 72 and 144 and FASB interpretation No. 9". SFAS 147 removes acquisitions of financial institutions from the scope of both Statement 72 and interpretation 9 and requires that those transactions be accounted for in accordance with FASB Statements No. 141, Business Combinations, and No. 142 Goodwill and Other Intangible Assets. Thus, the requirement in paragraph 5 of Statement 72 to recognize (and subsequently amortize) any excess of the fair value of liabilities assumed over the fair value of tangible and identifiable intangible assets acquired as an unidentifiable intangible asset no longer applies to acquisitions within the scope of this Statement. In addition, this Statement amends FASB Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, to include in its scope long-term customer-relationship intangible assets of financial institutions such as depositor and borrower relationship intangible assets and credit cardholder intangible assets. Consequently, those intangible assets are subject to the same undiscounted cash flow recoverability test and impairment loss recognition and measurement provisions that Statement 144 requires for other long-lived assets that are held and used. SFAS 147 is effective October 1, 2002. The adoption of SFAS 147 did not have a material effect on the Companies consolidated financial statements.

In June 2002, the Financial Accounting Standards Board issued SFAS No. 146. The standard requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. The Company does not expect the adoption of this standard to have a significant impact on its financial statements.

In April 2002, the Financial Accounting Standards Board issued SFAS No. 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections ("SFAS 145"). Among other things, SFAS 145 eliminates the requirement that gains and losses from the extinguishments of debt be classified as extraordinary items. SFAS 145 is effective for fiscal years beginning after May 15, 2002, with early adoption permitted. The Company does not expect the adoption of this standard to have a significant impact on its financial statements.

MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

The following tables set forth certain information with respect to our directors and officers as of April 19, 2006. The following persons serve as our directors and executive officers:

Name	Age	Position

James R. Arabia	49	Chairman, President, Chief Executive Officer, and Chief Financial Officer

Timothy R. Scott, PhD.	53	Director

John W. Huemoeller	50	Director

Our executive officers are appointed by and serve at the discretion of our Board of Directors. There are no family relationships between any director and/or any executive officer.

JAMES R. ARABIA

Mr. Arabia assumed the role of Chairman of the Board of Directors in January 2002, and became President and Chief Executive Officer of the Company during September 2001 and Chief Financial Officer in May of 2005. From February 1997 through June 2000, Mr. Arabia served as Chairman, Chief Executive Officer and President of ICH Corporation, an American Stock Exchange listed company. During Mr. Arabia's tenure, ICH grew from a non-operational company to becoming the parent company of various subsidiaries that owned and operated 265 fast food and family dining restaurants, generating approximately $245 million in revenues and employing approximately 7,800 people. From 1982 through 1997, Mr. Arabia provided financial advisory and investment banking services to a variety of private clients.

TIMOTHY R. SCOTT, PHD

Dr. Scott has served on the Board of Directors since September 2001. From April 1998 to June 2000, Dr. Scott served as a member of the Board of Directors of ICH Corporation, and as a member of ICH's compensation committee. Dr. Scott also serves as President and Senior Pastor of a 1,200-member church located in San Diego, California. Dr. Scott received his Ph.D. in theology from Christian University in 1981, and served as a professor of philosophy and religion at Pacific International College from 1981 to 1985.

JOHN W. HUEMOELLER

Mr. Huemoeller is the CEO and founder of Humware Media Corp. (OTCBB: HMWM)("Humware"), a company engaged in publishing and diversified sports media. Prior to forming Humware in 1996, Mr. Huemoeller spent approximately 14 years in the securities industry as a registered representative and registered principal.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning the compensation for services in all capacities rendered to us for the three fiscal years ended June 30, 2005, of our Chief Executive Officer and our other executive officers whose annual compensation exceeded $100,000, if any. We refer to the Chief Executive Officer and these other officers as the named executive officers.

SUMMARY COMPENSATION TABLE

	Annual Compensation				Long-term Compensation
Name and Principal Position	Fiscal Year	Salary	Bonus	Other	Stock Awards	Warrants	Founders Stock DTI

James R. Arabia	2004(3)	$250,000	-	-	-	-	-
Chief Executive Officer	2003(2)	(406,250)	$132,941	$9,000	-	-	-
	2002(1)	339,583	330,000	12,000	-	-	-

Donald Brucker	2004(3)	$99,170	-	-	-	-	-
Former Sr. VP of R&D	2003(4)	(116,780)	-	-	-	-	-
	2002	175,000	-	-	-	-	-

Robert T. Malasek	2004	$45,000	-	-	-	-	-
Former Chief Financial Officer	2003	48,600	$7,000(5)	-	-	-	-
	2002	50,000	5,000	-	-	-	-

Ken J. Yonika, CPA	2004	-	-	-	-	-	-
Former Chief Financial Officer	2003	-	-	-	-	-	-
	2002	-	-	$110,000	-	-	-

(1)

2002 salary was accrued but not paid and subsequently waived/forgiven in 2003 by Executive. A portion of bonus ($159,027) was paid as follows; (i) $50,000 by the issuance of 50 shares of Series B convertible preferred stock, (ii) $93,000 by the issuance of 9.3 million restricted common shares, and (iii) $16,027 by the issuance of a senior secured note. The balance ($170,973) was accrued and not paid. Other income consists of an auto allowance of which $3,000 was paid by the issuance of 300,000 restricted common shares, $6,000 was paid by the issuance of a senior secured note and $3,000 was accrued and not paid.

(2)

Negative amount shown for 2003 salary represents the net effect of Executive waving/forgiving $756,251 of salary that had accrued to him through June 30, 2004. An outstanding balance of accrued and unpaid salary in the amount of $102,083 remains owed to Executive. Bonus is net of waiver/forgiveness of $47,500 by Executive of which $20,000 was paid through the issuance of 1,142,857 S-8 shares and $49,000 was paid by the issuance of a senior secured note, and a balance of $234,464 remains accrued but not paid, including amounts accrued from previous years. Other income is net of waiver/forgiveness by Executive of $3,000 of which $7,500 was paid by the issuance of a senior secured note and a balance of $3,500 remains accrued but not paid, including amounts accrued from previous years.

(3)			Accrued but not paid.

(4)			Negative amount shown for 2003 salary represents the net effect of Executive waiving/forgiving $227,701 of salary that had accrued to him through June 30, 2004.

(5)			Includes $7,000 paid with 700,000 shares of restricted common stock.

The following table represents the options granted to the Named Executive Officers in the last fiscal year and the value of such options.

OPTION GRANTS IN LAST FISCAL YEAR

		Realized Assumed Rates of Stock Appreciation for Term 10%($)	Options Granted(#)	Number of Securities Underlying in Fiscal Year	Individual Grants % if Total Options Granted to Employees Base Price($/SH)	Exercise or Expiration Date	Potential Value of Annual Price Option 5%($)

James R. Arabia	(1)	$ -	-	0.0%	$ -	N/A	$ -
Donald Brucker O.D.	(1)	$ -	-	0.0%	$ -	N/A	$ -

(1)	There were no option grants during the year ending June 30, 2005 or subsequent to year-end.

Option Holdings

The following table represents certain information with respect to options held by the Named Executive Officers.

FISCAL YEAR-END OPTION VALUES

		Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)		Value of Unexercised In-the-Money Options at Fiscal Year-End ($)

Name		Exercisable	Unexercisable	Exercisable	Unexercisable

James R. Arabia	(1)	-	-	-	-
Donald Brucker O.D.	(1)	-	-	-	-

(1)		There were no options being held by any Named Executive Officer.

COMPENSATION OF DIRECTORS

All director fees have been accrued and no director has received to date cash compensation for his services as a director. All directors are entitled to be reimbursed for travel and other expenses incurred while attending meetings of the Board of Directors.

NAME	FISCAL YEAR ISSUED	Director fees	# OF SHARES	$ VALUE OF GRANT

Timothy R. Scott, PhD	2004(1)	$(12,167)	-	-
	2003(1)	$ 12,167	-	-
	2002(1)	$ 15,000	-	-

John W. Huemoeller	2004(2)	$ (3,750)	-	-
	2003(2)	$ 15,000	-	-
	2002(2)	$ 1,250	-	-

(1)

Director fees shown for Dr. Scott consist of a $10,000 convertible note, which is convertible into 4,000,000 shares of restricted common stock at the holder's option. The negative income shown for 2004 reflects the fact that Dr. Scott waived director fees that had been accrued in previous years.

(2)

Director fees shown for Mr. Huemoeller consist of a $7,500 convertible note, which is convertible into 3,000,000 shares of restricted common stock at the holder's option. The negative income shown for 2004 reflects the fact that Mr. Huemoeller waived director fees that had been accrued in previous years.

EMPLOYMENT CONTRACTS

James R. Arabia, Chairman, President, and Chief Executive Officer

Effective July 1, 2004 the Company and its Chief Executive Officer entered into an amended employment contract (the "Amended and Restated Employment Contract") which provides the following to Mr. Arabia; (i) Base salary of $250,000, (ii) bonus, if any, determined and payable at the discretion of the board of directors, (iii) $6,000 annual car allowance, and (iv) complete medical coverage. Under the Amended and Restated Employment Contract if the Company terminates Mr. Arabia without cause, or if he terminates his employment for good reason, the Company is obligated to make a lump sum severance payment equal to one year's base salary.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of Common Stock, as of April 19, 2006 (assuming the exercise of options, issuance of stock grants, the conversion of convertible debt or preferred stock with underlying common stock conversion rights, and warrants that are exercisable within 60 days of the date hereof) by: (i) each person known to the Company to beneficially own more than 5 percent of the outstanding shares of Common Stock, (ii) each of the Company's directors, (iii) each of the Company's executive officers, and (iv) all directors and officers of the Company as a group. Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all the shares beneficially owned, subject to community property laws, where applicable. Percentage ownership assumes all warrants and options of listed person exercised and all other warrant and options unexercised.

The information as to shares beneficially owned has been individually furnished by our respective directors, named executive officers and other stockholders, or taken from documents filed with the SEC.

Name and address of Beneficial Owner	Common Stock Beneficially Owned	Percent of Common Stock Beneficially Owned (1)	Percent of Vote (2)
James R. Arabia (3) c/o NatureWell, Inc. 110 W C St. Suite 1300 San Diego, CA 92101	67,787,743	36.9%	84.4%
Financial Acquisition Partners, LP (4) 4019 Goldfinch Street, Suite 474 San Diego, CA 92103	15,750,000	10.8%	15.8%
Lowell Blankfort (5) c/o NatureWell, Inc. 110 W C St. Suite 1300 San Diego, CA 92101	22,526,653	13.8%	3.2%
Donald Brucker, O.D. (6) c/o NatureWell, Inc. 110 W C St. Suite 1300 San Diego, CA 92101	27,529,360	16.6%	3.9%
Timothy R. Scott, PhD (7) c/o NatureWell, Inc. 110 W C St. Suite 1300 San Diego, CA 92101	4,000,000	2.7%	.6%
John W. Huemoeller (8) c/o NatureWell, Inc. 110 W C St. Suite 1300 San Diego, CA 92101	3,000,000	2.0%	.4%
Milan Mandaric (9) c/o NatureWell, Inc. 110 W C St. Suite 1300 San Diego, CA 92101	20,120,000	12.6%	3.0%
All directors and executive officers as a group (three individuals)	74,787,743	39.2%	84.7%
1.

Applicable percentage ownership is based on 146,073,080 shares of Common Stock outstanding as of April 19, 2006, together with securities exercisable or convertible into shares of Common Stock within 60 days of April 19, 2006 for each stockholder. Includes shares of common stock underlying convertible securities (including convertible securities which are restricted from exercising their conversion rights until the Company has authorized and unissued common stock in an amount adequate to meet the conversion rights of all of the Company's outstanding convertible securities). Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities.

2.

This column discloses the percentage of the person's overall voting power and includes shares of common stock underlying convertible securities (including convertible securities which are restricted from exercising their conversion rights until the Company has authorized and unissued common stock in an amount adequate to meet the conversion rights of all of the Company's outstanding convertible securities). Each outstanding share of regular Common Stock has one vote and each share of Series A Common Stock has ten (10) votes. Each outstanding share of Series C Preferred Stock has votes equal to .7% of all outstanding shares that are eligible to vote (including the Series C Preferred Stock), at the time of such shareholder action (75 shares X .7% = 52.5% of total eligible votes) and votes as a separate class.

3.

Includes the following securities: (i) 1,875,000 shares of common stock underlying 75 shares of Series C Convertible Preferred Stock; (ii) 5,750,000 shares of common stock held by Financial Acquisition Partners, LP ("FALP"), a partnership for which Mr. Arabia is the sole General Partner. Mr. Arabia claims sole investment and voting power with regard to the 5,750,000 shares; (iii) 36,000,000 shares of common stock underlying senior secured convertible notes with a face value of $360,000; (iv) 9,000,000 shares of Series A Common Stock; (v) 10,000,000 shares of Series A Common Stock owned by FALP.

4.	Includes 10,000,000 shares of Series A Common Stock.
5.	Includes 17,755,224 shares of common stock underlying convertible notes with an aggregate face value of $325,000 owned by Mr. Blankfort in either the Blankfort Trust or Blankfort Unlimited, Inc.
6.

Includes 20,000,000 shares of common stock underlying convertible notes with an aggregate face value of $87,500. Also includes 7,529,360 shares owned by A.K. Trust, of which Dr. Brucker was the beneficial owner. Dr. Brucker along with his wife were co-trustees of the AK Trust.

7.	Includes 4,000,000 shares of common stock underlying a convertible note with a $10,000 face value.
8.	Includes 3,000,000 shares of common stock underlying a convertible note with a face value of $7,500.
9.	Includes 20,120,000 shares of common stock underlying senior secured convertible notes with a face value of $100,150.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company has 75 shares of Series C Preferred Stock outstanding (the "Series C Preferred"), all of which are owned by Mr. Arabia. The 75 shares of Series C Preferred are entitled, in the aggregate, to cast a vote equal to 52.5% of all outstanding shares that are eligible to vote for all matters that are presented to the Corporation's shareholders for a vote, whether by shareholder meeting or by written consent.

The Series C Preferred Stock was issued in consideration of services valued at $75,000 rendered by Mr. Arabia to the Company in his capacity as Chairman, Chief Executive Officer and President. The issuances were made in two tranches consisting of 50 shares in October 2002 for $50,000 of services rendered and 25 shares in February 2005 for $25,000 of services rendered. Each share of Series C Preferred Stock is convertible into 25,000 shares of common stock for an aggregate of 1,875,000 shares. The conversion price of the Series C Preferred Stock is $.04 per share ($75,000 divided by 1,875,000 = $.04).

On April 6, 2006 Mr. Arabia converted $190,000 face value of senior secured convertible notes beneficially owned by him into 19,000,000 shares of Series A Common Stock. The notes were issued in February of 2005 at a conversion price of $.01. The market price of the Company's common at the time of issuance was $.009. The Series A Common Stock is entitled to 10 votes per share (190,000,000 votes) which were cast by Mr. Arabia to pass an amendment to the Company's Articles of Incorporation that increased the authorized common stock from 150,000,000 shares to 5,000,000,000 shares. Mr. Arabia owns an additional $360,000 face value of senior secured convertible notes which were issued as follows:

  •      $250,000 issued in February 2004 at a conversion price of $.01. The market price of the Company's common stock at the time of issuance was $.031, and;

  •      $110,000 issued in February 2005 at a conversion price of $.01. The market price of the Company's common at the time of issuance was $.009.

The senior convertible notes are secured by a first priority security interest in essentially all of the Company's assets, are pari passu with other senior debt and accrue interest at 8% until October 1, 2006 and thereafter pay semi-annual interest only until maturity at April 2010.

Under the terms of a security agreement between the Company and Mr. Arabia, each and all of the Company's debts, obligations and liabilities to the Mr. Arabia now existing or hereafter created, incurred, assumed or guaranteed are secured by a first priority lien on all of the Company's assets, which lien was perfected on July 16, 2002, and are pari passu with other senior debt.

At the periods ending December 31, 2005 and June 30, 2005 the Company's Due to Balance owed to Mr. Arabia was $332,887 and $141,253, respectively. The Company also owes Mr. Arabia $200,000 pursuant to two non-convertible senior secured notes, which matured on March 30, 2006 without payment being made.

SELLING STOCKHOLDERS

The shares of our common stock to which this prospectus relates are being registered for re-offers and resales by the selling stockholders named below. We have registered these shares to permit the selling stockholders to resell the shares when they deem appropriate. Subject to the restrictions described in this prospectus, the selling stockholders may resell all, a portion or none of their shares at any time under this prospectus. In addition, subject to the restrictions described in this prospectus, the selling stockholders identified below may sell, transfer or otherwise dispose of all or a portion of our common stock being offered under this prospectus in transactions exempt from the registration requirements of the Securities Act. We do not know when or in what amounts a selling stockholder may offer shares for sale under this prospectus.

The following table sets forth each selling stockholder, together with the number of shares of our common stock owned by each stockholder as of April 19, 2006, unless otherwise indicated, the number of shares of our common stock being offered by each selling stockholder under this prospectus and the number of shares of our common stock owned by each stockholder upon completion of this offering. Our common stock being offered under this prospectus is being offered for the account of the selling stockholders.

This prospectus relates to the resale of up to 2,000,000,000 shares of common stock by the selling stockholders named in this prospectus. The total number of shares sold herewith includes the following shares owned by or to be issued to the selling stockholders:

  •       up to 100,000,000 shares of common stock issuable pursuant to a "put right" under the Investment Agreement, also referred to as an Equity Line of Credit with Dutchess Private Equity Fund LP.

Name of Selling Shareholder	Common Shares Beneficially Owned by Selling Shareholder Before Offering (1)	Percentage of Outstanding Shares Beneficially Owned Before Offering	Common Shares Issuable Upon Exercise of Securities forming part of this Offering	Shares Registered in This Offering	Beneficial Ownership After This Offering (2)
				Number of Shares	Percent (3)

Dutchess Private Equity Fund LP (4)	0	0%	2,000,000,000(5)	2,000,000,000	0.0%

(1)	Ownership as of April 19, 2006, for the selling stockholders based on information provided by the selling stockholders or known to us.
(2)

Because the selling stockholders may offer all or only some portion of the shares of common stock to be registered, no estimate can be given as to the amount or percentage of these shares of common stock that will be held by the selling shareholder upon termination of the offering. Accordingly, it is assumed that all of the shares of common stock offered pursuant to this prospectus will be sold, although the selling stockholders are under no obligation known to us to sell any shares of common stock at this time.

(3)	Based on 146,073,080 shares of common stock issued and outstanding as of April 19, 2006.
(4)

Michael Novielli and Douglas Leighton, the managing members of Dutchess Capital Management, LLC, the general partner of Dutchess Private Equities Fund, LP share dispositive and voting power with respect to shares held by Dutchess Private Equities Fund, LP.

(5)	Represents shares of common stock that potentially may be issued upon the drawdown of $10,000,000 on our equity line of credit.

PLAN OF DISTRIBUTION

The selling stockholders, which as used in this section includes donees, pledgees, transferees or other successors-in-interest selling shares of our common stock or interests in shares of our common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein: (i) ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers; (ii) block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction; (iii) purchases by a broker-dealer as principal and resale by the broker-dealer for its account; (iv) an exchange distribution in accordance with the rules of the applicable exchange; (v) privately negotiated transactions; (vi) short sales; (vii) through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; (viii) broker-dealers may agree with the selling stockholders to sell a specified number of the shares at a stipulated price per share; (ix) a combination of any of these methods of sale and (x) any other method permitted pursuant to applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors-in-interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders also may sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders also may enter into option or other transactions with broker-dealers or other financial institutions for the creation of one or more derivative securities which require the delivery to the broker-dealer or other financial institution of shares offered by this prospectus, which shares the broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect the transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders that are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealers or underwriters, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of two (2) years from the effective date of the registration statement, the date on which the shares may be sold pursuant to Rule 144, and the date on which the shares have been sold or otherwise disposed.

DESCRIPTION OF SECURITIES

The Company's authorized capitalization consists of (i) 4,980,000,000 shares of regular Common Stock, par value $.00001 per share, of which 127,073,080 shares were issued and outstanding as of April 19, 2006, (ii), 20,000,000 shares of Series A Common Stock, par value $.00001 per share, of which 19,000,000 shares were issued and outstanding as of April 19, 2006, and (iii) 15,000,000 shares of preferred stock, par value $.01 per share, of which 75 shares of Series C Convertible Preferred Stock were issued and outstanding as April 19, 2006.

COMMON STOCK

Holders of Common Stock of the Company have no preemptive rights to acquire or subscribe to any of the additional shares of Common Stock, and each share of regular Common Stock entitles its holder to one vote on each matter submitted to the stockholders and each share of Series A Common Stock entitles its holder to ten (10) votes on each matter submitted to the stockholders .

PREFERRED STOCK

The Company has 75 shares of Series C Preferred Stock outstanding (the "Series C Preferred"), all of which are owned by Mr. Arabia. The 75 shares of Series C Preferred are entitled, in the aggregate, to cast a vote equal to 52.5% of all outstanding shares that are eligible to vote for all matters that are presented to the Corporation's shareholders for a vote, whether by shareholder meeting or by written consent.

WARRANTS

We have 250,000 non-redeemable warrants issued and outstanding, which are exercisable into 1 share of common stock at $0.05 per share and expire on October 1, 2007.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our common stock is Computershare Trust Company.

LEGAL PROCEEDINGS

At December 31, 2005, the Company has a litigation reserve totaling $130,170 which it maintains for legal and settlement costs associated with its restructuring efforts and for litigation arising in the ordinary course of business. Notwithstanding the reserve established, in the light of the Company's current financial condition, the Company's cash liability, if any, arising from legal proceedings related to these matters, and others in which it is involved, could have a material adverse effect on the Company's financial position, results of operations or cash flows.

The Company is subject to regulation by a number of federal, state, and foreign agencies and is involved in various legal matters arising in the normal course of its business.

Currently the Company does not carry product liability insurance. Pending the outcome of the Company's restructuring efforts, and tests of its marketing strategy, insurance coverage will be evaluated in amounts that management believes is adequate to cover the risks it faces in the industry in which it competes. There can be no assurance, however, that the Company can afford such insurance coverage or that such insurance coverage will be adequate to cover all losses, which the Company may incur in future periods or that coverage will be available for all of the types of claims the Company faces or may face.

In the opinion of management, the Company's liability, if any, arising from regulatory and legal proceedings related to these matters, and others in which it is involved, could have a material adverse effect on the Company's financial position, results of operations or cash flows.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus will be passed upon for us by Sichenzia Ross Friedman Ference LLP, New York, New York.

EXPERTS

Our consolidated financial statements as of June 30, 2005, and for each of the years in the two year period then ended, included in this prospectus have been audited by Armando C. Ibarra, CPA-APC, independent auditors, as stated in their report appearing herein which includes an explanatory paragraph relating to a going concern uncertainty, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form SB-2 under the Securities Act with respect to our common stock. This prospectus does not contain all of the information set forth in the registration statement, and the exhibits and schedule to the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed as an exhibit is qualified in all respects by the filed exhibit.

You may read and copy the registration statement, the related exhibits and the other material we file with the SEC without charge at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington D.C. 20549. You also can request copies of those documents, upon payment of a duplication fee, by writing to the SEC. Please call the SEC at (800) SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains an internet site that contains reports, proxy and information statements and other information regarding issuers that file with the SEC. The site's address is www.sec.gov.

We also will provide to you a copy of these filings at no cost. You may request copies of these filings by writing or telephoning us as follows: 110 West C Street, Suite 1300, San Diego, California 92101, Attention, Chief Executive Officer; telephone number 619-234-0222.

You should rely only on the information contained in this prospectus or any prospectus supplement or that we have specifically referred you to. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents or that any document incorporated by reference is accurate as of any date other than its filing date. You should not consider this prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information contained in this document is current only as of its date.

2,000,000,000 SHARES
NATUREWELL INCORPORATED
COMMON STOCK

PROSPECTUS
May 3, 2006

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our Articles of Incorporation limit, to the maximum extent permitted by Delaware law, the personal liability of directors for monetary damages for breach of their fiduciary duties as directors.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify a director, officer, employee or agent made a party to an action by reason of the fact that he or she was a director, officer employee or agent of the corporation or was serving at the request of the corporation against expenses actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and with respect to any criminal action, had no reasonable cause to believe his or her conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table itemizes the fees and expenses incurred by us in connection with the issuance and distribution of the securities being registered. All the amounts shown are estimates except the SEC registration fee.

SEC registration fee	$ 642.00
Accounting fees and expenses	1,500.00*
Legal fees and expenses	30,000.00*
Transfer agent and registrar fees and expenses	0*
Miscellaneous expenses	5,358.00*

Total	$37,500.00*

*Estimated

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

On December 21, 2005 the Company issued a convertible note, face value $23,600, as payment for legal services. The note accrued interest at the rate of 4% per annum, matured on October 1, 2010 and was convertible into S-8 shares of the Company's common stock at a conversion price of .004104347 (the note was converted into 5,750,000 shares of S-8 stock on December 22, 2005).

As of December 31, 2005, there were over 600 holders of record of the Common Stock. The Company has not paid cash dividends on its capital stock since inception and does not have any plans to do so in the future. The Company currently intends to retain earnings, if any, for use in its business.

During the year ending June 30, 2005 the Company made the following issuances and sales of securities in reliance upon the exemption provided by Section 4(2) of the Securities Act of 1933, as amended, Rule 506 of Regulation D hereunder.

During the Month of July 2004, the Company issued 658,100 shares of common stock registered under its S-8 plan for services in the amount of $6,581.

During the Month of October 2004, the Company issued 533,333 shares of common stock registered under its S-8 plan as payment for $5,333 of services rendered.

During the month of December 2004 the Company sold a Senior Convertible Note, face value $50,000, to an individual investor in return for $50,000 in cash. Such Senior Convertible Note pays interest quarterly beginning on April 1, 2005 at the rate of 8% per annum and is convertible into 2,000,000 shares of Common Stock.

In January 2005 the Company issued $10,875 face value of unsecured convertible notes to two former officers and one former director, which convert into 4,350,000 shares of Common Stock (subject to restrictions) in exchange for $10,875 of services rendered. The forfeiture by the officers and director of 3,500,000 shares of stock and a $6,000 convertible note that converts into 600,000 shares were part of the transaction.

In January 2005 the Company sold a Senior Convertible Note, face value $100,000, to an individual investor in return for $100,000 in cash. Such Senior Convertible Note pays interest quarterly beginning on April 1, 2005 at the rate of 8% per annum and is convertible into 4,000,000 shares of Common Stock.

In February 2005 the Company sold a Senior Convertible Note, face value $15,000, to an individual investor in return for $15,000 in cash. Such Senior Convertible Note pays interest quarterly beginning on April 1, 2005 at the rate of 8% per annum and is convertible into 600,000 shares of Common Stock.

In February 2005 the Company sold a Senior Convertible Note, face value $15,000, to an individual investor in return for $15,000 in cash. Such Senior Convertible Note accrues interest at the annual rate of 6% and is convertible into 600,000 shares of Common Stock (the holder has the right to convert the interest which has accrued on the note as of the time of conversion into Common Stock at $.025 per share).

In February 2005, the Company issued $57,400 face value of Convertible Notes to the Guarantor that are convertible into 11,480,000 shares of Common Stock (subject to conversion restrictions) in return for guaranteeing $180,000 of Senior Convertible Notes.

In February 2005 the Company issued a $6,000 unsecured convertible note to its Chief Financial Officer, in exchange for services rendered, that is convertible (subject to restrictions) at $.0075 declining to $.0025 at February 22, 2007. The forfeiture by the Chief Financial Officer of a $7,000 senior secured convertible note that was convertible into 700,000 shares was part of the transaction.

In February 2005 the Company issued $17,500 of unsecured convertible notes that are convertible into 7,000,000 shares of common stock, subject to restrictions, in exchange for $17,500 of board fees owed to two directors. The forfeiture by the directors of $17,500 of senior secured convertible notes that were convertible into 1,750,000 shares of stock and 750,000 shares of stock were part of the transaction.

In February 2005 the Company issued a $7,000 unsecured convertible note to an employee, in exchange for services rendered, which is convertible into common stock at $.0075 declining to $.0025 at February 22, 2007. The forfeiture by the employee of a $9,000 senior secured convertible note that was convertible into 900,000 shares was part of the transaction.

In February 2005 the Company issued to its Chief Executive Officer, James Arabia: (1)(i) 25 shares of Series B Preferred stock (which are convertible into 625,000 shares of common, (ii) a senior secured convertible note, face value $190,000, which is convertible into 19,000,000 shares of common, and (iii) a $100,000 senior secured note due March 30, 2006, in exchange for a senior secured note for $484,698 owned by Mr. Arabia that had been in payment default since October 5, 2003, (2) 3,000,000 shares of S-8 stock in exchange for $30,000 past due to Mr. Arabia for services rendered, (3) a $110,000 senior secured convertible note that is convertible into 11,000,000 shares of common until May 15, 2006 at which time it becomes convertible into 22,000,000 shares of common if Executive has remained in the continuous employ of the Company throughout the entire period, in exchange for the settlement of amounts past due to Mr. Arabia for services rendered, and (4) a $150,000 senior secured note maturing on March 30, 2006 in exchange for the settlement of amounts past due to Mr. Arabia for services rendered.

In February 2005 the Company issued to its Senior Vice President of Research and Development, Donald Brucker: (1) a $12,500 unsecured convertible note that is convertible into 5,000,000 shares of common in exchange for the settlement of amounts past due to Mr. Brucker for services rendered, and (2) a $25,000 senior secured convertible note that is convertible into 10,000,000 shares of common in exchange for $5,290 of services rendered and the purchase of a senior note for $18,250 owned by Mr. Brucker.

During the Month of March 2005, the Company issued 300,000 shares of common stock registered under its S-8 plan as payment for $3,000 of services rendered.

In April 2005 the Company sold a Senior Convertible Note, face value $120,000, and an unsecured convertible note, face value $5,000, to an individual investor in return for $125,000 in cash. The Senior Convertible Note pays interest monthly at the annual rate of 10%, is convertible into 4,800,000 shares of Common Stock and matures in May of 2006.The unsecured convertible note accrues interest at the annual rate of 4% and is convertible into 2,000,000 shares of Common Stock.

In April 2005 the Company issued $21,600 face value of Convertible Notes to the Guarantor that are convertible into 4,320,000 shares of Common Stock (subject to conversion restrictions) in return for guaranteeing $120,000 of Senior Convertible Notes.

During the year ending June 30, 2004 the Company made the following issuances and sales of securities in reliance upon the exemption provided by Section 4(2) of the Securities Act of 1933, as amended, Rule 506 of Regulation D hereunder.

During the month of July 2003, the Company issued the following restricted shares of common stock; (i) 60,000 shares as payment for services of $600; (ii) 700,000 shares as payment to an officer for services rendered in the amount of $7,000; and (iii) 150,000 shares as payment of employee bonuses in the amount of $1,500.

During the month of September 2003, the Company issued the following securities; (i) 403,774 shares of restricted common stock as part of settlements of amounts due to creditors in the amount of $4,308; (ii) $200,000 face value of 8% senior convertible notes convertible into 11,980,299 shares of restricted common stock in return for $200,000 of invested capital; (iii) $85,000 face value of 8% senior convertible notes convertible into 5,074,627 shares of restricted common stock as payment for services in the amount of $85,000

During the month of October 2003, the Company issued 207,752 shares of restricted common stock as part of settlements of amounts due to creditors in the amount of $2,076.

During the month of November 2003, the Company issued the following securities; (i) 1,200,000 shares of restricted common stock pursuant to the conversion of a $50,000 convertible note;(ii) 11,269 shares of restricted common stock as part of settlements of amounts due to creditors in the amount of $112; (iii)$16,000 face value of 8% senior convertible notes convertible into 1,600,000 shares of restricted common stock as payment for services rendered by employees; (iv) $17,500 face value of 8% senior convertible notes convertible into 1,750,000 shares of restricted common stock as payment for services rendered by directors; and (v) $15,000 face value of a 8% senior convertible note convertible into 1,500,000 shares of restricted common stock as payment for consulting services.

During the month of December 2003, the Company issued 131,984 restricted shares of common stock as part of settlements of amounts due to creditors in the amount of $1,320.

During the month of February 2004, the Company (1) rescinded 6,750,000 shares of restricted common stock issued to its Chief Executive Officer as part of an agreement with Mr. Arabia to allow the Company to eliminate monies owed to Mr. Arabia and have additional time to repay amounts due to Mr. Arabia that were not eliminated by the agreement (see Note M to the Financial Statements); and (2) issued $256,000 face value of 8% senior convertible notes convertible into 25,600,000 shares of restricted common stock as follows; (i) $56,000 face value of convertible notes that convert into 5,600,000 shares of restricted common stock as payment for $56,000 of services rendered; (ii) a $50,000 convertible note that converts into 5,000,000 shares of restricted common stock as repayment of monies loaned to the Company by its Chief Executive Officer; and (iii) a $200,000 note held by the Company's Chief Executive Officer was amended and restated to become convertible into 20,000,000 shares of restricted common stock as part of the agreement with Mr. Arabia described above.

During the Month of March 2004, the Company issued 43,891 shares of restricted common stock as part of settlements of amounts due to creditors in the amount of $439.

During the Month of May 2004, the Company issued; (i) 3,000,000 shares of common stock registered under its S-8 plan for legal services in the amount of $60,000 and; (ii) 2,507,463 shares of restricted common stock for consulting services in the amount of $42,000.

During the Month of June 2004, the Company issued; (i) 1,142,857 shares of common stock registered under its S-8 plan as payment for services rendered by officer in the amount of $ 20,000; (ii) 656,600 shares of common stock registered under its S-8 plan for services rendered by its employees and Directors in the amount of $11,586; (iii) 500,000 shares of common stock registered under its S-8 plan for legal services in the amount of $8,000; and (iv) 725,000 shares of restricted common stock for services in the amount of $ 7,250.

During the year ending June 30, 2003 the Company made the following issuances and sales of securities in reliance upon the exemption provided by Section 4(2) of the Securities Act of 1933, as amended, Rule 506 of Regulation D hereunder.

During the month of July 2002, the Company issued the following restricted shares of common stock;(i) 1,232,998 shares for cash proceeds of $33,665, (ii) 4,250,000 shares in exchange for Secured Promissory Notes from officers, directors and employees totaling $85,000, (iii) 2,250,000 shares as payment for services of $151,150, (iv) 242,857 shares as payment of officer bonuses in the amount of $6,000, and (v) 90,000 shares as payment of employee bonuses in the amount of $900.

During the month of September 2002, the Company issued the following restricted shares of common stock; (i) 388,176 shares as payment of $27,172 for shares of NMI pursuant to an offer to purchase made to all NMI shareholders, (ii) 3,410,000 shares as payment of $68,455 of services, and (iii) 166,667 shares as payment of $2,545 loan payable.

During the month of October 2002, the Company issued 307,286 restricted shares of common stock as payment of $10,000 of services and 12,750,000 restricted shares of common stock to the Company's Chief Executive Officer that was part of a equity/debt issuance to the officer representing partial payment of monies owed to the officer for salary and monies loaned to the Company (the 12,750,000 shares were issued along with a senior note for $382,500 as payment of $510,000 of the amounts due to officer).

During the month of November 2002, the Company entered into a settlement agreement with a major shareholder whereby 2,320,433 shares previously purchased by the shareholder were cancelled and 4,571,429 new restricted shares were issued along with a promissory note for $200,000 in return for cash proceeds to the Company of $100,000. The Company recorded issuance costs of $122,510 in connection with the transaction.

During the month of December 2002, the Company issued 1,078,200 restricted shares of common stock as payment of $24,855 of services.

During the month of January 2003, the Company issued 2,970,370 restricted shares of common stock for cash proceeds of $41,000.

During the month of April 2003, the Company issued 500,000 restricted shares of common stock as payment of $5,000 of officer bonus and 50,000 restricted shares of common stock as payment of $900 of services.

ITEM 27. EXHIBITS.

(a) The following exhibits are included as part of this filing and incorporated herein by this reference:
EXHIBIT NUMBER	EXHIBIT TITLE

3.1

Registrant's Articles of Incorporation (under its former name, Women's Healthcare Centers of America, Inc.) (as incorporated by reference to Registrant's Annual Report on Form 10-KSB/A for the Fiscal Year Ending June 30, 2002 filed on October 22, 2003).

3.2

Certificate of Amendment to the Articles of Incorporation of Women's Healthcare Centers of America, Inc. (as incorporated by reference to Registrant's Annual Report on Form 10-KSB/A for the Fiscal Year Ending June 30, 2002 filed on October 22, 2003).

3.3

Certificate of Amendment to the Articles of Incorporation of Chemical Dependency Healthcare, Inc. (as incorporated by reference to Registrant's Annual Report on Form 10-KSB/A for the Fiscal Year Ending June 30, 2002 filed on October 22, 2003).

3.4	Registrant's Bylaws (as incorporated by reference to Registrant's Annual Report on Form 10-KSB/A for the Fiscal Year Ending June 30, 2002 filed on October 22, 2003).
3.5

Certificate of Amendment to Articles of Incorporation, dated June 26, 1996 (as incorporated by reference to Registrant's Annual Report on Form 10-KSB/A for the Fiscal Year Ending June 30, 2002 filed on October 22, 2003).

3.6

Certificate of Amendment to Articles of Incorporation dated May 16, 2000 (as incorporated by reference to Registrant's Annual Report on Form 10-KSB/A for the Fiscal Year Ending June 30, 2002 filed on October 22, 2003).

3.7	Registrant's Amended and Restated Articles of Incorporation (as incorporated by reference to Registrant's Registration Statement on Form SB-2 filed on April 25, 2006).
3.8

Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Registrant dated March 29, 2006 (as incorporated by reference to Registrant's Registration Statement on Form SB-2 filed on April 25, 2006).

3.9

Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Registrant dated April 10, 2006 (as incorporated by reference to Registrant's Registration Statement on Form SB-2 filed on April 25, 2006).

3.10	Registrant's Restated Certificate of Incorporation dated April 20, 2006 (as incorporated by reference to Registrant's Registration Statement on Form SB-2 filed on April 25, 2006).
4.1	2004 Incentive Stock Bonus and Option Plan (as incorporated by reference to Registrant's Annual Report on Form 10-KSB filed on October 13, 2004).
4.2	Amended and Restated 2004 Incentive Stock Bonus and Option Plan (as incorporated by reference to Registrant's Form S-8 filed on December 21, 2005).
5.1	Opinion of Sichenzia Ross Friedman Ference LLP.
10.1

Amended and Restated Security Agreement dated September 2, 2003 with Exhibit A (January 28, 2002 Security Agreement), Exhibit B (October 5, 2002 Security Agreement), (as incorporated by reference to Registrant's Annual Report on Form 10-KSB/A for the Fiscal Year Ending June 30, 2003 filed on October 22, 2003).

10.2	Form of Senior Note (as incorporated by reference to Registrant's Quarterly Report on Form 10-QSB for the period ending December 31, 2003 filed on February 23, 2004).
10.3	Form of Senior Convertible Note (as incorporated by reference to Registrant's Quarterly Report on Form 10-QSB for the period ending December 31, 2003 filed on February 23, 2004).
10.4	Form of Subordinate Note (as incorporated by reference to Registrant's Quarterly Report on Form 10-QSB for the period ending December 31, 2003 filed on February 23, 2004).
10.5

Form of Security Agreement securing Senior Notes (Security Agreement used for all debts and obligations, however incurred, payable by the Company to James R. Arabia previously reported as Exhibit 10.18 to June 30, 2003 10-K), (as incorporated by reference to Registrant's Quarterly Report on Form 10-QSB for the period ending December 31, 2003 filed on February 23, 2004).

10.6

Form of Security Agreement securing Senior Convertible Notes (as incorporated by reference to Registrant's Quarterly Report on Form 10-QSB for the period ending December 31, 2003 filed on February 23, 2004).

10.7

Form of Subordinate Security Agreement securing Subordinate Notes (as incorporated by reference to Registrant's Quarterly Report on Form 10-QSB for the period ending December 31, 2003 filed on February 23, 2004).

10.8

Form of Intercreditor, Subordination and Standby Agreement (as incorporated by reference to Registrant's Quarterly Report on Form 10-QSB for the period ending December 31, 2003 filed on February 23, 2004).

10.9

Amended and Restated Employment Contract Between NatureWell, Incorporated and James R. Arabia dated July 1, 2004 (as incorporated by reference to Registrant's Annual Report on Form 10-KSB for the Fiscal Year Ending June 30, 2004 filed on October 13, 2004).

10.10	Guaranty Agreement (as incorporated by reference to Registrant's Annual Report on Form 10-KSB/A for the Fiscal Year Ending June 30, 2005 filed on February 10, 2006.
10.11	Mandaric Letter Agreement as incorporated by reference to Registrant's Annual Report on Form 10-KSB/A for the Fiscal Year Ending June 30, 2005 filed on February 10, 2006.
10.12	Addendum to Mandaric Letter Agreement as incorporated by reference to Registrant's Annual Report on Form 10-KSB/A for the Fiscal Year Ending June 30, 2005 filed on February 10, 2006.
10.13

Investment Agreement dated as of March 31, 2006 by and between Naturewell, Inc. and Dutchess Private Equities Fund, II, L.P. (as incorporated by reference to Registrant's Current Report on Form 8-K filed on April 5, 2006).

10.14

Registration Rights Agreement dated as of March 31, 2006 by and between Naturewell, Inc. and Dutchess Private Equities Fund, II, L.P. (as incorporated by reference to Registrant's Current Report on Form 8-K filed on April 5, 2006).

23.1	Consent of Sichenzia Ross Friedman Ference LLP (as set forth in Exhibit 5.1).
23.2	Consent of Independent Auditors

ITEM 28. UNDERTAKINGS.

The undersigned registrant hereby undertakes to:
(1)	File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:
	(i)	Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");
(ii)

Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

	(iii)	Include any additional or changed material information on the plan of distribution.
(2)

For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)	File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.
(4)

For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

	(i)	Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;
	(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;
(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

	(iv)	Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

          In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(5)

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on this 3rd day of May, 2006.

NATUREWELL INCORPORATED

/s/ James R. Arabia
-----------------------------------------
James R. Arabia
Chairman, Chief Executive Officer,
Chief Financial Officer
(Principal Executive Officer, Principal Financial Officer,
Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment to registration statement has been signed by the following persons in the capacities and on the date indicated.

NAME	TITLE	DATE

/s/ James R. Arabia James R. Arabia	Chairman, Chief Executive Officer & Acting Chief Financial Officer (Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer)	May 3, 2006

Timothy R. Scott	Director

/s/ John W. Huemoeller John W. Huemoeller	Director	May 3, 2006